UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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United Natural Foods, Inc.
(Name of Registrant as Specified in its Charter)

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UNITED NATURAL FOODS, INC.
Notice of Annual Meeting of Stockholders
to be held on December 17, 2014
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of United Natural Foods, Inc., which will be held on Wednesday, December 17, 2014 at 1:00 pm local time (4:00 pm eastern standard time) at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, CA 95814, and any adjournments or postponements of the annual meeting. For your convenience, we are also offering you the option to attend the annual meeting on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2014.
We are holding the annual meeting for the following purposes:

1.	To elect five nominees as directors to serve until the 2015 annual meeting of stockholders.

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 1, 2015.

3.	To approve, on an advisory basis, our executive compensation.

4.	To approve amendments to our Certificate of Incorporation and Bylaws to eliminate any supermajority voting requirements contained therein.

5.	To approve amendments to our Certificate of Incorporation and Bylaws to establish the right of our stockholders to call a special meeting of stockholders.

6.	To consider a stockholder proposal regarding limitations on accelerated vesting of equity awards upon a change in control, if properly presented at the annual meeting.

7.	To consider a stockholder proposal regarding internal pay equity ratios and a cap on executive compensation, if properly presented at the annual meeting.

8.	To transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
These matters are more fully described in the accompanying proxy statement, which is made a part of this notice. We are not aware of any other business to be transacted at the annual meeting.
Only stockholders of record on our books at the close of business on Monday, October 20, 2014 will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. For 10 days prior to the annual meeting, a list of stockholders entitled to vote will be available for inspection at our principal executive offices located at 313 Iron Horse Way, Providence, RI 02908. If you would like to view the stockholder list, please call our Investor Relations Department at (401) 528-8634 to schedule an appointment. The stockholder list will also be available at the annual meeting and on the Internet through the virtual web conference at the beginning of the annual meeting.
In accordance with rules approved by the Securities and Exchange Commission, this year we are again furnishing proxy materials to our stockholders over the Internet. On or about November , 2014 we mailed to all stockholders of record as of the close of business on October 20, 2014 a notice containing instructions on how to access our Annual Report to Stockholders, which contains our audited consolidated financial statements for the fiscal year ended August 2, 2014, our proxy statement, proxy card and other items of interest to stockholders on the Internet website indicated in our notice, as well as instructions on how to vote. That notice also provided instructions on how you can request a paper copy of our proxy materials and Annual Report to Stockholders if you desire.
If you do not attend the annual meeting, you may vote your shares via the Internet, by telephone or by completing, dating, signing and promptly returning your proxy card to us in the envelope provided, if you received a paper copy of the proxy card by mail. The proxy materials provide you with details on how to vote by these three methods. Whether or not you plan to attend the annual meeting, we encourage you to vote in the method that suits you best so that your shares will be voted at the annual meeting. If you decide to attend the annual meeting in person or virtually through the Internet, you may revoke your proxy and cast your vote during the meeting.
By Order of the Board of Directors,
Michael S. Funk,
Chair of the Board

November , 2014
PLEASE VOTE. STOCKHOLDERS MAY VOTE IN PERSON OR BY THE INTERNET, TELEPHONE OR MAIL. PLEASE REFER TO YOUR PROXY CARD OR THE NOTICE OF PROXY AVAILABILITY DISTRIBUTED TO YOU ON NOVEMBER , 2014 FOR INFORMATION ON HOW TO VOTE BY THE INTERNET, TELEPHONE OR MAIL.

Grants of Plan-Based Awards in Fiscal 2014	39
Outstanding Equity Awards at Fiscal 2014 Year-End	40
Option Exercises and Stock Vested—Fiscal 2014	41
Pension Benefits	42
Nonqualified Deferred Compensation—Fiscal 2014	42
Potential Payments Upon Termination or Change-in-Control	44

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	47
Fees Paid to KPMG LLP	47
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services	47

PROPOSAL 3—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION	49

PROPOSAL 4—APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS	50
Background	50
Proposed Amendments to our Certificate of Incorporation and Bylaws	50
Vote Required and Board Recommendation	51

PROPOSAL 5—APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO ESTABLISH THE RIGHT OF STOCKHOLDERS TO CALL A SPECIAL MEETING OF STOCKHOLDERS	52
Background	52
Vote Required and Board Recommendation	53

PROPOSAL 6—SHAREHOLDER PROPOSAL ON POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVE OFFICERS	54
Proponents’ Proposal and Supporting Statement	54
The Company’s Statement in Opposition to Proposal 6	54

PROPOSAL 7—SHAREHOLDER PROPOSAL REGARDING INTERNAL PAY EQUITY RATIOS AND A CAP ON EXECUTIVE COMPENSATION	56
Proponent’s Proposal and Supporting Statement	56
The Company’s Statement in Opposition to Proposal 7	56

OTHER MATTERS	60
Section 16(a) Beneficial Ownership Reporting Compliance	60
Stockholder Proposals for the 2015 Annual Meeting of Stockholders	60

APPENDIX A—PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS	A-1
APPENDIX B—PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BYLAWS TO ESTABLISH THE RIGHT OF STOCKHOLDERS TO CALL A SPECIAL MEETING OF STOCKHOLDERS	B-1

UNITED NATURAL FOODS, INC.
313 Iron Horse Way
Providence, Rhode Island 02908

PROXY STATEMENT
For the Annual Meeting of Stockholders
To Be Held On December 17, 2014
This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of United Natural Foods, Inc., for use at the Annual Meeting of Stockholders to be held on Wednesday, December 17, 2014 at 1:00 pm local time (4:00 pm eastern standard time) at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, CA 95814, and any adjournments or postponements of the annual meeting, and on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2014. The Board of Directors (which we sometimes refer to as the Board in this proxy statement) is soliciting proxies for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We will bear the cost of soliciting the proxies.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on December 17, 2014:
As outlined on the notice we mailed to you on November , 2014 (the “Notice of Proxy Availability”), the proxy statement, proxy card and Annual Report to Stockholders for the fiscal year ended August 2, 2014 are available on the Internet at http://www.proxyvote.com.
INFORMATION ABOUT THE MEETING
Record Date and Share Ownership
Only stockholders of record on our books at the close of business on Monday, October 20, 2014 (the “Record Date”) will be entitled to vote at the annual meeting and any adjournments or postponements of the annual meeting. As of the close of business on October 20, 2014, we had 49,886,540 shares of common stock outstanding. Each share of common stock entitles the record holder to one vote on each matter to be voted upon at the annual meeting. Copies of the Notice of Annual Meeting of Stockholders, this proxy statement, the proxy card and our Annual Report to Stockholders for the fiscal year ended August 2, 2014, are being first made available to stockholders of record on or about November , 2014. The Board is making these materials available to you on the Internet or, upon your request, is delivering printed versions of these materials to you without charge by mail. On or about November , 2014, we mailed to all stockholders of record as of the Record Date the Notice of Proxy Availability, which contains instructions on how to access these materials and vote.
We will, upon written request of any stockholder, furnish without charge a copy of our Annual Report on Form 10-K for the fiscal year ended August 2, 2014, as filed with the Securities and Exchange Commission (the “SEC”), without exhibits. Please address all such requests to the attention of Barbara Guyer, Executive Assistant, United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. Exhibits will be provided upon written request to Ms. Guyer and payment of an appropriate processing fee.
Submitting and Revoking Your Proxy
If you complete and submit a proxy, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy but do not complete the voting instructions, the persons named as proxies will vote the shares represented by your proxy as follows:
FOR the election of Ann Torre Bates, Michael S. Funk, Gail A. Graham, James P. Heffernan and Steven L. Spinner as directors to serve until the 2015 annual meeting of stockholders (Proposal 1);
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 1, 2015 (Proposal 2);
FOR the advisory approval of our executive compensation (Proposal 3);
FOR approval of amendments to our Certificate of Incorporation and Bylaws to eliminate any supermajority voting requirements contained therein (Proposal 4);

FOR approval of amendments to our Certificate of Incorporation and Bylaws to establish the right of our stockholders to call a special meeting of stockholders (Proposal 5);
AGAINST the stockholder proposal regarding limitations on accelerated vesting of equity awards upon a change in control (Proposal 6); and
AGAINST the stockholder proposal regarding internal pay equity ratios and a cap on executive compensation (Proposal 7).
If other matters come before the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may properly be presented at the annual meeting.
You may revoke or revise your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting via the Internet while attending the virtual annual meeting, (3) granting a subsequent proxy through the Internet or telephone, (4) by voting in person at the annual meeting; or (5) sending a written revocation to our corporate secretary at 313 Iron Horse Way, Providence, Rhode Island 02908. Attendance at the annual meeting in person or virtually through the Internet will not itself be deemed to revoke your proxy unless you vote in person or via the Internet while attending the virtual annual meeting. Your most current proxy card or telephone or Internet proxy at the time of the meeting is the one that is counted.
If you hold shares of common stock in a stock brokerage account or through a bank or other nominee, you are considered to be the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or nominee. You may not vote directly any shares held in street name; however, as the beneficial owner of the shares, you have the right to direct your broker, bank or nominee on how to vote your shares. If you do not provide your broker, bank or nominee instructions on how to vote your shares on non-discretionary items, a “broker non-vote” will occur. Proposals 1 and 3 through 7 are non-discretionary items for which your broker, bank or nominee will not be able to vote your shares without your instructions. Proposal 2 (ratification of the selection of KPMG LLP) is a discretionary item, and your broker, bank or nominee may vote your shares in their discretion even without voting instructions from you. Accordingly, it is possible for there to be broker non-votes for Proposals 1 and 3 through 7, but not for Proposal 2. In the case of a broker non-vote, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum. A broker non-vote, being shares not entitled to vote, would not have any effect on the outcome of the vote on Proposal 3, 6 or 7, and would have the same effect as a vote “AGAINST” Proposals 4 and 5.
If you participate in our Employee Stock Ownership Plan (the “ESOP”), you will receive a separate voting instructions card which will serve as a voting instruction for Mr. Robert Huckins, the trustee of the ESOP. If Mr. Huckins does not receive voting instructions for your ESOP shares, he will vote your ESOP shares in the same proportion as other ESOP participants’ shares for which he has received voting instructions. Mr. Huckins will vote unallocated shares of common stock in the ESOP in the same proportion as participants have directed the trustee to vote their allocated shares of common stock.
If you participate in the United Natural Foods, Inc. Stock Fund (the “Stock Fund”) through the United Natural Foods, Inc. Retirement Plan (the “401(k) Plan”), you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity Management Trust Company (“Fidelity”), the trustee of the plan. If Fidelity does not receive voting instructions for your shares, it will not vote your shares.
In addition to solicitations by mail and the Internet, our directors, officers and employees may, without additional remuneration, solicit proxies by telephone, facsimile and personal interviews. We will request brokerage houses, banks, and nominees to forward copies of the proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. We will reimburse such brokerage houses, banks and other nominees for their reasonable expenses in connection with this distribution.
How to Vote
For Proposal 1, you may vote “FOR” or “AGAINST” each of the nominees to the Board. You may also abstain from voting “FOR” or “AGAINST” any nominee. For each of Proposals 2 through 7, you may vote “FOR” or “AGAINST” or abstain from voting.
Stockholders of Record: If you are a stockholder of record, there are four ways to vote:

•	by completing, signing, dating and returning your proxy card by mail, if you request a paper copy of the proxy materials;

•	by written ballot at the annual meeting;

•	by making a toll-free telephone call within the United States or Canada using a touch-tone telephone to the toll-free number provided on your Notice of Proxy Availability; or

•
by voting on the Internet. To vote on the Internet, go to the website address indicated on your Notice of Proxy Availability to complete an electronic proxy card prior to the annual meeting. You will be asked to provide the control number from the Notice of Proxy Availability. You may also vote on the Internet while attending the meeting virtually through the Internet.

If you plan to vote by telephone or Internet in advance of the meeting, your vote must be received by 7:00 p.m., eastern standard time, on December 16, 2014 to be counted. Internet voting during the annual meeting is also permissible through the virtual web meeting hosted at www.virtualshareholdermeeting.com/unfi2014.
Street Name Holders: If you hold your shares in street name, the Notice of Proxy Availability was forwarded to you by your brokerage firm, bank or other nominee and you should follow the voting instructions provided by your broker, bank or nominee. You may complete and return a voting instruction card to your broker, bank or nominee. Please check your Notice of Proxy Availability for more information. If you hold your shares in street name and wish to vote at the annual meeting in person, you must obtain a legal proxy from your broker and bring that proxy to the meeting. If you wish to vote at the annual meeting while attending through the virtual annual meeting, you must have your 12 digit control number from your Notice of Proxy Availability.
Holders Through the ESOP: If you hold your shares through the ESOP, a voting instructions card was forwarded to you, which will serve as a voting instruction for Mr. Robert Huckins, the trustee of the ESOP. You must submit your voting instructions to Mr. Huckins by the close of business on December 12, 2014 to allow time to receive your voting instructions. If Mr. Huckins does not receive voting instructions for your ESOP shares, he will vote your ESOP shares in the same proportion as other ESOP participants’ shares for which he has received voting instructions.
Holders Through the 401(k) Plan: If you hold your shares through the 401(k) Plan’s Stock Fund, you will receive a separate voting instructions card which will serve as a voting instruction for Fidelity, the trustee of the 401(k) Plan. You must submit your voting instructions to Fidelity by 5:00 p.m. eastern standard time on December 12, 2014 to allow time to receive your voting instructions. If Fidelity does not receive voting instructions for your shares, it will not vote your shares.
We provide Internet proxy voting to allow you to vote your shares online both before and during the meeting, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Quorum
Presence in person, by attendance through the virtual annual meeting, or by proxy of a majority of the shares of common stock outstanding at the close of business on the Record Date and entitled to vote at the annual meeting will be required for a quorum. Shares of common stock present in person or by attendance through the virtual annual meeting or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the annual meeting.
Votes Required
Proposal 1 (election of a total of five nominees as directors) is an uncontested director election. In uncontested elections, our Amended and Restated Bylaws, as amended ("the "Bylaws") require that each nominee be elected by a majority of votes cast with respect to such nominee. Therefore, a director will be elected if the number of shares voted “FOR” the director exceed the number of shares voted “AGAINST” the director. Since each nominee is already a director, our Bylaws require any nominee who does not receive the affirmative vote of at least a majority of the votes cast to offer to tender his or her resignation to the Board. The Nominating and Governance Committee of the Board will make a recommendation to the Board on whether to accept or reject the director’s resignation, or whether other action should be taken. The Board will act on such recommendation within 90 days from the date of the certification of the election results. Abstentions and broker non-votes, if applicable, will have no effect on this item because they are not considered votes cast.
For each of Proposal 2 (ratification of the selection of KPMG LLP), Proposal 3 (advisory approval of our executive compensation), Proposal 6 (the stockholder proposal regarding limitations on accelerated vesting of equity awards upon a change in control), and Proposal 7 (the stockholder proposal regarding internal pay equity ratios and a cap on executive compensation) the affirmative vote of a majority of votes cast on the proposal is necessary for approval. Abstentions and broker non-votes will have no effect on the results of Proposal 2, 3, 6, or 7 because they are not considered votes cast.
For Proposal 4 (approval of amendments to our Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation") and Bylaws to eliminate any supermajority voting requirements contained therein) and proposal 5 (approval of amendments to our Certificate of Incorporation and Bylaws to establish the right of stockholders to call a special meeting of stockholders), the affirmative vote of the holders of at least 67% of the shares of our common stock issued and outstanding and entitled to vote is necessary for approval. Abstentions and broker non-votes will have the same effect as votes “AGAINST” Proposal 4 and Proposal 5.
Attending the Annual Meeting
We will be hosting the 2014 Annual Meeting of Stockholders at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, CA 95814, as well as live via the Internet. A summary of the information you need to attend the annual meeting online is provided below:

•	Any stockholder as of the record date can attend the annual meeting in person or virtually through the Internet at www.virtualshareholdermeeting.com/unfi2014.

•	Meeting starts at 1:00 pm local time (4:00 pm eastern standard time).

•	If attending the annual meeting virtually through the internet, please have your 12-digit control number to enter the annual meeting.

•	If you hold your shares in street name and wish to vote at the annual meeting in person, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

•	Stockholders may vote and submit questions while attending the annual meeting in person or through the Internet.

•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/unfi2014.

•	Webcast replay of the annual meeting will be available at www.virtualshareholdermeeting.com/unfi2014 until December 17, 2015.
Householding
We have adopted a procedure for stockholders whose shares are held in street name called “householding,” pursuant to which stockholders of record who have the same address and the same last name will receive only one Notice of Proxy Availability each and, as applicable, one set of any additional proxy materials that are delivered, unless one or more of these stockholders notifies us that they wish to continue receiving multiple copies. This procedure provides extra convenience for stockholders and a cost savings for us. Currently, we are not providing householding to stockholders of record.
If at any time you no longer wish to participate in householding and would prefer to receive a separate Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered, or if your shares are held in street name and you are receiving multiple copies of our Notice of Proxy Availability and, as applicable, any additional proxy materials that are delivered and wish to receive only one, please notify your bank, broker, trust or other holder of record. For more information, please contact our Investor Relations Department at 313 Iron Horse Way, Providence, Rhode Island 02908.
Stockholders who participate in householding will continue to receive separate control numbers for use in voting their shares, and, if requested, separate proxy cards.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
This table includes information regarding the amount of our common stock beneficially owned as of October 20, 2014 by (i) each of our directors, (ii) each of our executive officers named in the EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2012-2014, (iii) all of our directors and current executive officers as a group, (iv) our Employee Stock Ownership Trust (the "ESOT"), and (v) each person or entity known to us to own more than 5% of our outstanding common stock.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned(2)(3)	Percentage Ownership
Directors and Named Executive Officers:
Michael S. Funk	58,529	**
Steven L. Spinner (4)	194,747	**
Ann Torre Bates	4,270	**
Denise M. Clark	4,565	**
Gail A. Graham	19,655	**
James P. Heffernan	43,567	**
Peter A. Roy	42,515	**
Richard J. Schnieders	11,481	**
Sean F. Griffin	27,909	**
Mark E. Shamber	102,222	**
Craig H. Smith	18,091	**
Joseph J. Traficanti	30,436	**
All directors and executive officers, as a group (16 persons)	635,223	1.3%
Other Stockholders:
Employee Stock Ownership Trust (5)	1,530,046	3.1%
Baron Capital Group, Inc. and related persons (6)	4,917,900	9.9%
BlackRock, Inc. (7)	3,995,749	8.1%
The Vanguard Group, Inc. (8)	2,854,031	5.8%
** Less than 1%

(1)
The address for each listed director and executive officer is c/o United Natural Foods, Inc., 313 Iron Horse Way, Providence, Rhode Island 02908. The address for the ESOT is c/o Robert G. Huckins, Trustee, 19404 Camino Del Aguila, Escondido, California 92025. The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022. The address for Baron Capital Group, Inc. and related persons is 767 Fifth Avenue, 49th Floor, New York, New York 10153. The address for The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The number of shares of common stock beneficially owned by each stockholder is determined under SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and also any shares which a person has the right to acquire within 60 days after October 20, 2014 through the vesting and/or exercise of any equity award or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of common stock listed as owned by such person.

(3)
The shares of common stock shown in the table include the following numbers of shares that are issuable upon the exercise of stock options: Mr. Funk—27,625; Mr. Spinner—65,297; Ms. Graham—887; Mr. Heffernan—19,950; Mr. Roy—18,630; Mr. Griffin—12,776; Mr. Schnieders—2,660; Mr. Shamber—56,343; Mr. Smith—7,678; Mr. Traficanti—14,083; all directors and executive officers as a group—277,678.

The shares of common stock shown in the table include the following numbers of shares issuable pursuant to restricted stock units: Mr. Smith—1,830; all directors and executive officers as a group—2,498.
The shares of common stock shown in the table include the following numbers of shares that are issuable pursuant to phantom stock in the Company's Deferred Compensation and Deferred Stock Plans (the "Deferral Plans"): Mr. Spinner

—8,124; Ms. Clark—837; Ms. Graham—6,384; Mr. Griffin—336; Mr. Heffernan—18,756; Mr. Shamber—23,051; Mr. Traficanti—9,660; all directors and executive officers as a group—67,148.
The shares of common stock shown in the table include the following numbers of shares held in trust by the ESOT and allocated to the individuals under the ESOP: Mr. Funk—4,223; Mr. Spinner—633; Mr. Griffin—300; Mr. Shamber—2,378; Mr. Smith—143; Mr. Traficanti—376; all directors and executive officers as a group—11,033.
The shares of common stock shown in the table include the following numbers of shares that are allocated to the individual's account under our 401(k) Plan's Stock Fund: Mr. Griffin—1,180; Mr. Shamber—1,772; Mr. Traficanti—385; all directors and executive officers as a group—3,649.

(4)	Includes 5,100 shares of common stock held by, or by a custodian for, his children.

(5)	The ESOT disclaims beneficial ownership of allocated shares of common stock in the ESOP to the extent that the beneficial ownership of such shares is attributable to participants in the ESOP.

(6)
Beneficial ownership information based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014 by Baron Capital Group, Inc., BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. BAMCO, Inc. and Baron Capital Management, Inc. are subsidiaries of Baron Capital Group, Inc. Ronald Baron owns a controlling interest in Baron Capital Group, Inc. Baron Capital Group, Inc. and Ronald Baron have shared voting power with respect to 4,600,259 shares and shared dispositive power with respect to 4,917,900 shares. BAMCO, Inc. has shared voting power with respect to 4,309,575 shares and shared dispositive power with respect to 4,627,220 shares. Baron Capital Management, Inc. has shared voting power and dispositive power with respect to 290,680 shares.

(7)
Beneficial ownership information on information contained in Schedule 13G/A filed with the SEC on January 30, 2014 by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 3,849,955 shares and sole dispositive power with respect to 3,995,749 shares.

(8)
Beneficial ownership information based on information contained in a Schedule 13G/A filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 69,328 shares, sole dispositive power with respect to 2,788,003 shares and shared dispositive power with respect to 66,028 shares. Vanguard Fiduciary Trust Company ("VFTC"), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 66,028 shares as a result of VFTC's serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd. ("VIA"), a wholly-owned subsidiary of The Vanguard Group, Inc., beneficially owns 3,300 shares as a result of VIA's serving as investment manager of Australia investment offerings.

CORPORATE GOVERNANCE
Summary
We are committed to maintaining strong corporate governance practices and principles. The Board actively monitors developments relating to the corporate governance of public corporations, and the Board has consulted with our legal counsel to evaluate our current corporate governance and other practices in light of these developments. Our policies and practices reflect our reviews of corporate governance best practices and are compliant with the requirements of the Sarbanes-Oxley Act of 2002, SEC rules and regulations and the NASDAQ Stock Market ("NASDAQ") listing standards. For example:

•
The Board has adopted clear corporate governance principles, which were most recently revised in September 2014, that outline the roles and responsibilities of the Board and its committees and establish policies regarding governance matters such as Board meetings and communications, performance evaluations of the Board and our Chief Executive Officer, stock ownership guidelines, and director orientation and continuing education;

•
A majority of the members of the Board are independent within the NASDAQ listing standards' definition, and the Board makes an affirmative determination regarding the independence of each director annually;

•
All members of the Board's standing committees—the Audit Committee, the Compensation Committee and the Nominating and Governance Committee—are independent within the NASDAQ listing standards' definition and applicable SEC rules and regulations;

•	The independent members of the Board meet regularly without the presence of management;

•
Our chairman of the Board is not our chief executive officer and we have designated an independent director to serve as our "Lead Independent Director" to coordinate the activities of the other independent members of the Board;

•
We have a clear code of business conduct and ethics that applies to our principal executive officers and all members of our finance department, including our principal financial officer and principal accounting officer;

•	The charters of the Board's committees clearly establish their respective roles and responsibilities;

•
The Compensation Committee has considered whether any of the Compensation Committee's consultants have any relationships with us or our directors or executive officers that would call into question the consultant's independence or constitute a conflict of interest; and

•	The Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal controls or auditing matters.
In addition, our corporate governance principles limit our independent directors to serving on no more than a total of four public company boards and limit our executive officers to serving on no more than a total of two public company boards, in each case, including our Board. Directors and executive officers must notify the chair of the Nominating and Governance Committee in advance of accepting an invitation to serve on another corporate board. Directors are also required to notify the Nominating and Governance Committee when their principal occupation or business association changes, at which point the committee will evaluate the propriety of continued service on our Board by the director.
As discussed under PROPOSAL 1—ELECTION OF DIRECTORS—Majority Vote Standard for Election of Directors, our Bylaws provide for a majority voting standard for uncontested elections of directors. The Nominating and Governance Committee's charter sets forth the procedures for the Nominating and Governance Committee's deliberations regarding whether to accept an offer by a nominee for director to resign from the Board if that nominee does not receive more votes cast “FOR” his or her election than votes cast “AGAINST” his or her election.
As a result of the amendments to our Certificate of Incorporation and our Bylaws to declassify the Board that was approved at our 2013 annual meeting of stockholders all directors elected at or after the 2013 annual meeting will be elected for one-year terms.
We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives. The corporate governance page can be found at www.unfi.com, by clicking on "Investor Overview" and then on "Corporate Governance" or "Code of Conduct" as applicable. Copies of our corporate governance principles, our code of business conduct and ethics, the charters for each of the Board's committees and the charter of the Lead Independent Director can be found on the investor overview pages of our website. Information contained on our website is not incorporated by reference in this proxy statement or considered to be part of this document.

Director Independence
Our corporate governance principles require a majority of the members of the Board to be independent directors as such term is defined in the NASDAQ listing standards. The Board, upon the recommendation of the Nominating and Governance Committee, has determined that six of its eight members are independent. Our six independent directors are Ann Torre Bates, Denise M. Clark, Gail A. Graham, James P. Heffernan, Peter A. Roy and Richard J. Schnieders. Michael S. Funk and Steven L. Spinner are our employees and therefore are not independent directors.
Our corporate governance principles and the charter for each of the Boards' standing committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—require all members of such committees to be independent within the meaning of NASDAQ listing standards and the SEC's rules. The charter of the Audit Committee also requires each of its members to meet the definition of independence under Section 10A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the SEC's rules thereunder. The charter of the Compensation Committee requires each of its members to be a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and an outside director within the meaning of Section 162(m) of the Internal Revenue Code, as amended (the "Code").
Lead Independent Director
The Lead Independent Director is elected annually by the independent directors of the Board. Mr. Heffernan currently serves as the Lead Independent Director. In accordance with our corporate governance principles and the charter of the Lead Independent Director, the Lead Independent Director must be independent. The Lead Independent Director is responsible for coordinating the activities of the other independent directors and for performing such other duties and responsibilities as the Board may determine from time to time, including:

•	Serving as a liaison between the Chair of the Board, independent directors, and the President and Chief Executive Officer;

•	Recommending to the Board the membership of the Board's committees, and recommending to the Chair of the Board the retention of advisers and consultants who report directly to the Board;

•	Advising the Chair of the Board as to an appropriate schedule of and agenda for the Board's meetings and ensuring the Board's input into the agenda for the Board's meetings; and

•	Serving as the Chair for executive sessions of the Board's independent directors and acting as Chair of the Board's regular and special meetings when the Chair is unable to preside.
A complete description of the duties of the Lead Independent Director is included in the charter of the Lead Independent Director, a copy of which can be found in the corporate governance section of our website at www.unfi.com.
Board Leadership Structure
The Board is currently led by the Chair of the Board, Mr. Funk, and by the Lead Independent Director, Mr. Heffernan. The Board believes that it is in our best interests for two separate members of the Board to lead the Board. This dual leadership role combines the benefits of Mr. Heffernan's guidance as an independent director and Mr. Funk's prior executive management experience with the Company, and its predecessor company, from 1976 to 2008. Our corporate governance principles do not require the Chair of the Board to be independent and do not specify whether the positions of Chair of the Board and Chief Executive Officer must be separated.
The Chair and the Lead Independent Director provide overall leadership to the Board in its oversight function, whereas the Board believes that the Chief Executive Officer, Mr. Spinner, provides leadership with respect to the day-to-day management and operation of our business. We believe the separation of the offices of the Board's leadership from our day-to-day management and operations allows Mr. Funk and Mr. Heffernan to focus on managing the Board's matters and allows Mr. Spinner to focus on managing our business. The Board believes this leadership structure has enhanced the Board's oversight of, and independence from, management, the ability of the Board to carry out its roles and responsibilities on behalf of our stockholders, and our overall corporate governance. Furthermore, the Board believes that having a Lead Independent Director vested with key duties and responsibilities (as discussed above) and the Board's standing committees comprised of and chaired by independent directors (as discussed below) provides a formal structure for strong independent oversight of our management team.

Risk Oversight
The Board has overall responsibility for risk oversight. The Board exercises its oversight responsibilities with respect to strategic, operational and competitive risks, as well as risks related to the planning for succession of our Chief Executive Officer and other members of senior management. The Board has delegated responsibility for the oversight of specific risks to the Board's committees as follows: the Audit Committee discusses with management and the independent auditor significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures; and the Compensation Committee is responsible for ensuring that compensation policies and programs do not encourage our executives to take unnecessary and excessive risks that could threaten our long-term value. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk. We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our company.
Compensation Risk
We performed a comprehensive assessment for the Compensation and Audit Committees to determine whether the risks arising from any of our compensation policies or practices are reasonably likely to have a material adverse effect on us. Our assessment covered each material element of executive and non-executive employee compensation and any risk mitigating factors as discussed below. We believe that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on us. In addition, the structure of our compensation program for executive officers does not incentivize unnecessary or excessive risk taking. The base salary component of compensation does not encourage risk-taking because it is a fixed amount. In addition, performance-based cash incentive awards and long-term equity-based incentive awards made in fiscal 2014 have the following risk-limiting characteristics:

•	Our overall compensation levels are competitive with the market.

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Our compensation mix is balanced among (i) fixed components like salary and benefits, (ii) annual incentives that reward total Company financial performance and individual performance, and (iii) a portfolio approach for stock awards with a balance among stock options, performance share units and time-based vesting restricted stock units.

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Time-based vesting equity awards for the Named Executive Officers were granted with a grant date fair value equal to the sum of approximately one-half of the total grant date fair value of the core long-term equity based compensation awarded in fiscal 2014.

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Equity awards in the form of stock options were limited to approximately 40% of the time-based vesting award value, which reduces the incentive to take unnecessary or excessive risks to increase our stock price. The remaining approximately 60% of the time-based vesting award value was delivered in the form of time-based vesting restricted stock units, which aligns the interests of our executive officers to long-term stockholder interests.

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A significant portion of our executive compensation is tied to how our stock performs over multiple years. Time-based vesting equity awards to employees generally have graded vesting with 25% of the grant vesting on each anniversary of the grant date. This minimizes the benefit of a temporary increase in stock price.

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Our incentive programs are based on a sliding scale with amounts interpolated between threshold, target and stretch. These awards can vest at a value of up to 200% of the grant date value if the stretch performance targets are achieved.

•	The Compensation Committee has discretion to reduce performance-based awards when it determines that such adjustments would be appropriate based on our interests and the interests of our stockholders.

•	Payouts for awards under our Annual Cash Incentive Plan and the vesting of performance shares and units are based on results included in the audited consolidated financial statements.

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Executive officers are subject to our executive stock ownership guidelines as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations and all non-employee directors are subject to stock ownership requirements as described in DIRECTOR COMPENSATION—Stock Ownership Requirement.

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Members of the Compensation Committee approve the final incentive compensation pool based on the minimum performance hurdle as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Minimum Performance Hurdle after reviewing corporate performance.

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Equity awards and cash-based incentive plan awards are subject to our Recoupment Policy as described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations.

Committees of the Board of Directors
The Board currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating and Governance Committee. Upon recommendation of the Nominating and Governance Committee, the full Board appoints members of each committee. Each committee is responsible for appointing its chair.
Compensation Committee. The Compensation Committee establishes or approves all policies and procedures related to our human resources function, including employee compensation, incentive programs, and our 401(k) plan, and administers our stock incentive plans, including the United Natural Foods, Inc. Amended and Restated 1996 Stock Option Plan (the "1996 Equity Plan"), the United Natural Foods, Inc. 2002 Stock Incentive Plan (the "2002 Equity Plan"), the United Natural Foods, Inc. Amended and Restated 2004 Equity Incentive Plan (the "2004 Equity Plan") and the United Natural Foods, Inc. 2012 Equity Incentive Plan (the "2012 Equity Plan"). Additionally, this committee evaluates and establishes the compensation of our executive officers whose compensation is described below in EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2012-2014, including our Chief Executive Officer and Chief Financial Officer. The Compensation Committee also reviews the compensation of the other members of our senior management team and recommends to the Board the compensation for our non-employee directors. For a description of the role of the Compensation Committee, its consultants and management in setting executive compensation, please see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—How We Make Decisions Regarding Executive Pay. The Compensation Committee also approves our annual compensation discussion and analysis included in our annual proxy statements.
The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of our Chief Executive Officer, Chief Financial Officer, Chief Human Resources and Sustainability Officer and Secretary and General Counsel. Compensation Committee meetings are regularly attended by the Chair of the Board, the Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Chief Human Resources and Sustainability Officer. At certain meetings during fiscal 2014, the Compensation Committee met in executive session. The Compensation Committee's Chair reports the committee's recommendations on executive compensation to the Board. Independent advisors and the Company's finance, human resources, benefits and legal departments support the Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Compensation Committee has authority under its charter to retain, approve fees for and terminate a compensation consultant, legal counsel or other advisor as it deems necessary to assist in the fulfillment of its responsibilities. Moreover, the Compensation Committee annually evaluates the independence of its consultants.
The Compensation Committee's charter is available on our website, www.unfi.com. The Compensation Committee held five meetings during fiscal 2014. The current members of the Compensation Committee are Mr. Heffernan (chair), and Mmes. Bates and Clark, each of whom is an independent director.
Audit Committee. The Board has an Audit Committee that is a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee is responsible for monitoring the integrity of our financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance; monitoring the independence of our independent registered public accounting firm; and monitoring the performance of our independent registered public accounting firm, management and our internal audit department. Among the Audit Committee's duties are to review the results and scope of the audit and other services provided by our independent registered public accounting firm.
The Audit Committee's charter is available on our website, www.unfi.com. The Audit Committee held seven meetings during fiscal 2014. The current members of the Audit Committee are Ms. Bates (chair) and Messrs. Heffernan and Schnieders, each of whom is an independent director. The Board has determined that Ms. Bates is an audit committee financial expert, as defined by the rules and regulations of the SEC.
Nominating and Governance Committee. The Nominating and Governance Committee is responsible for developing, reviewing and recommending to the Board for adoption our corporate governance principles; identifying and nominating candidates for election to the Board; assessing and making recommendations to the Board regarding the size and composition of the Board and the size, composition, scope of authority, responsibilities and reporting obligations of each of the Board's committees; and assisting the Board in conducting performance reviews of the Board and its committees and members. For additional information regarding the director nomination process undertaken by the Nominating and Governance Committee, please refer to PROPOSAL 1—ELECTION OF DIRECTORS—Nomination of Directors.
The Nominating and Governance Committee's charter is available on our website, www.unfi.com. The Nominating and Governance Committee held eight meetings during fiscal 2014. The current members of the Nominating and Governance Committee are Messrs. Roy (chair) and Schnieders, and Ms. Graham, each of whom is an independent director.

Board Meetings
During fiscal 2014, the Board met eight times and following each of the Board's meetings, the independent directors met in executive session without the presence of management (in each case, including by telephone conference). All directors attended at least 85% of the meetings of the Board and of the committees on which they served. We encourage each member of the Board to attend our annual meetings of stockholders. Eight of our directors (including all current directors) attended last year's annual meeting either in person or through the virtual annual meeting.

PROPOSAL 1—ELECTION OF DIRECTORS
Directors and Nominees for Director
The Board is comprised of eight directors. As a result of the amendment to our Certificate of Incorporation and Bylaws to declassify the Class II Directors that was approved at our 2013 annual meeting of stockholders, all directors elected at or after the 2013 annual meeting are elected for one-year terms. Currently there is only one class of directors remaining that has been elected to a term of longer than one year. The Board consists of three Class I directors (Ms. Clark and Messrs. Roy and Schnieders), and five declassified directors (Mmes. Bates and Graham and Messrs. Funk, Heffernan and Spinner)
The term of each declassified director will expire at the 2014 annual meeting, unless elected to a new term by our stockholders. Mmes. Bates and Graham and Messrs. Funk, Heffernan and Spinner have been nominated to stand for election as a director at the 2014 annual meeting to hold office until the annual meeting of stockholders to be held in 2015 and until their successors are elected and qualified. Each nominee has indicated his or her willingness to continue to serve if elected by our stockholders. If any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee. We have no reason to believe any of the nominees will be unable to serve if elected.
We have described below information concerning the business experience and qualification of each of our director nominees and incumbent directors.
The Board unanimously recommends that stockholders vote “FOR” each of the director nominees. Proxies received by the Board will be voted “FOR” each of the nominees unless a contrary choice is specified in the proxy.

NOMINEES FOR ELECTION AS DIRECTORS FOR A TERM EXPIRING IN 2015
Ann Torre Bates, age 56, has served as a member of the Board since October 2013. Ms. Bates serves as the chair of the Audit Committee and is a member of the Compensation Committee. Ms. Bates also serves as a member of the board of directors of Navient Corporation, a new publicly traded company, which was created out of the separation transaction of Navient and SLM Corporation, which transaction was effective on April 30, 2014. She served on the board of directors of Navient's predecessor, SLM Corporation, since 1997. Ms. Bates has also served as a member of the board of Ares Capital Corporation since 2010, and held a directorship at Allied Capital Corporation until it was acquired by Ares Capital Corporation in 2010. Ms. Bates is currently a member of each company’s audit committee.
    Ms. Bates also serves as director or trustee of 17 investment companies in the Franklin Templeton Group of Mutual Funds. Ms. Bates was a strategic and financial consultant from 1997 to 2012. From 1995 to 1997, Ms. Bates served as Executive Vice President, Chief Financial Officer and Treasurer of NHP, Inc., a national real estate services firm.
Ms. Bates' professional experience and service on other boards brings valuable knowledge and insight to our Board. The Board values her experience serving on audit committees, which provide her with the background and experience in overseeing the audits of financial statements, communicating with independent auditors and assisting with the general oversight of accounting and financial reporting processes.
Michael S. Funk, age 60, has served as Chair of the Board since September 2008, a position which he also held from January 2003 to December 2003, and has been a member of the Board since February 1996. Mr. Funk served as our President and Chief Executive Officer from October 2005 to September 2008. Mr. Funk also served as Vice Chair of the Board from February 1996 until December 2002, as our Chief Executive Officer from December 1999 until December 2002 and as our President from October 1996 until December 1999. From its inception in July 1976 until April 2001, Mr. Funk served as President of Mountain People's Warehouse, Inc., now known as United Natural Foods West, Inc., one of our wholly-owned subsidiaries.
Mr. Funk's extensive knowledge of our industry and our historical operations as well as his past service as our Chief Executive Officer brings to the Board valuable insight into the day-to-day operations of our company and a deep understanding of the natural and organic products distribution business. His institutional knowledge of all operational aspects of our business resulting from his long-time involvement with our Company is also valuable to the Board.
Gail A. Graham, age 63, has served as a member of the Board since October 2002. Ms. Graham is a member of the Nominating and Governance Committee. Ms. Graham has served as the General Manager of Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota, since October 1999. Ms. Graham served as Vice Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1994 until October 1998 and from November 2000 until October 2002. Ms. Graham served as the Chair of the Board of Directors of Blooming Prairie Cooperative Warehouse from November 1998 until October 2000. Ms. Graham resigned from the Board of Directors of Blooming Prairie Cooperative Warehouse in October 2002, concurrent with our purchase of the cooperative and her appointment to the Board.

Ms. Graham's active involvement in the natural products industry for over 30 years, including her experience in managing natural food cooperatives and her deep understanding of the issues facing our industry bring to the Board a unique perspective on the issues facing our company and industry generally.
James P. Heffernan, age 68, has served as a member of the Board since March 2000. Mr. Heffernan serves as Lead Independent Director and Chair of the Compensation Committee. Mr. Heffernan has served as a Director of Command Security Corp. since October 2010 and as a Director of Quinpario Acquisition Corp. since August 2013. Mr. Heffernan previously served as Vice Chairman and Trustee of the New York Racing Association from November 1998 until 2012, a member of the Board of Directors of Solutia, Inc. from February 2008 until July 2012, and a member of the Board of Directors of Columbia Gas System, Inc. from January 1993 until November 2000.
The totality of Mr. Heffernan's professional experience, together with his other board service has provided him with the background and experience of board processes, function, compensation practices and oversight of management which is valuable to the Board.
Steven L. Spinner, age 54, has served as our President and Chief Executive Officer and as a member of the Board since September 2008. Mr. Spinner also served as our Interim President of the Eastern Region from September 2010 to December 2010. Prior to joining the Company in September 2008, Mr. Spinner served as a director and as Chief Executive Officer of Performance Food Group Company ("PFG") from October 2006 to May 2008, when PFG was acquired by affiliates of The Blackstone Group and Wellspring Capital Management. Mr. Spinner previously had served as PFG's President and Chief Operating Officer beginning in May 2005. Mr. Spinner served as PFG's Senior Vice President and Chief Executive Officer—Broadline Division from February 2002 to May 2005 and as PFG's Broadline Division President from August 2001 to February 2002. Mr. Spinner has served as a Director of Arkansas Best Corporation since July 2011.
Mr. Spinner's extensive experience in the wholesale food distribution business, including most recently having served as the president and chief executive officer of one of the largest publicly traded foodservice distribution businesses in the United States, brings valuable insight to the Board beyond the knowledge and insight he brings from being our president and chief executive officer.

INCUMBENT DIRECTORS—TERMS EXPIRING 2015 (CLASS I)
Denise M. Clark, age 56, has served as a member of the Board since February 2013. Ms. Clark is a member of the Compensation Committee. Ms. Clark has served as Senior Vice President and Global Chief Information Officer for The Estée Lauder Companies Inc. since November 2012. Prior to that role, Ms. Clark served as Senior Vice President and Chief Information Officer for Hasbro Inc. from October 2007 to November 2012. Ms. Clark also served at Mattel, Inc., where she was Global Chief Technology Officer and later Chief Information Officer for the Fisher Price brand between January 2000 and February 2007. Ms. Clark's previous experience includes two other consumer goods companies, Warner Music Group, formerly a division of Time Warner Inc., and Apple Inc. Ms. Clark has over 20 years of experience in the delivery of ERP, digital platforms, and innovative business transformation initiatives. She has also been a leader in change and governance programs that drive business value and success.
Ms. Clark's extensive background, particularly her expertise involving information technology, allows her to provide the Board valuable guidance on our strategic path, especially as it relates to information technology solutions.
Peter A. Roy, age 58, has served as a member of the Board since June 2007. Mr. Roy serves as Chair of the Nominating and Governance Committee. Mr. Roy is an entrepreneur and since 1999 has been a strategic advisor to North Castle Partners. In connection with his role as a strategic advisor to North Castle Partners, Mr. Roy served on the boards of Avalon Natural Products, Inc. and Naked Juice Company. From 1993 to 1998, Mr. Roy served as President of Whole Foods Market, Inc. and, for five years prior to that, served as President of that company's West Coast Region.
Mr. Roy's experience as the President of Whole Foods Market, Inc. allows him to provide the Board essential insight and guidance into the day-to-day operations of natural and organic products retailers, including a key customer of ours. In addition, his experience in the healthy lifestyle industry helps the Board maintain its focus on our core values, including our sustainability goals.
Richard J. Schnieders, age 65, has served as a member of the Board since February 2012. Mr. Schnieders is a member of the Audit Committee and the Nominating and Governance Committee. Mr. Schnieders served as a director of Sysco Corporation ("Sysco") from July 1997 through June 2009, including as executive Chairman of the Board from January 2003 through June 2009. Mr. Schnieders also previously served as Sysco's Chief Executive Officer from January 2003 through March 2009. Prior to that role, Mr. Schnieders served as Sysco's Chief Operating Officer beginning in January 2000 and as President beginning in July 2000, each through December 2002. Mr. Schnieders also served as President from July 2005 until he stepped down from that position on July 1, 2007. Since 2009, Mr. Schnieders has focused on sustainable solutions that increase access to fresh food, provide nutritional education, and empower local communities and recently co-founded a new venture to provide healthy, affordable food to underserved communities.
Mr. Schnieders experience including as Chief Executive Officer of Sysco allows him to provide the Board essential insight and guidance into the operations of another wholesale food distributor. In addition, his recent work on sustainability and food quality help the Board maintain its focus on our core values, including our sustainability goals.
Majority Vote Standard for Election of Directors
We adopted a majority voting standard for the election of directors as an amendment to our bylaws in 2007. If the number of nominees exceeds the number of directors to be elected in an election (a contested election), directors will be elected by a plurality standard. However, when the number of nominees does not exceed the number of directors to be elected (an uncontested election) as is the case at this year's annual meeting, our bylaws require each of the directors to be elected by a majority of the votes cast (that is, the number of shares voted “for” a director must exceed the number of shares voted “against” that director). If a nominee who is serving as a director is not elected at the annual meeting, under Delaware law the director would continue to serve on the Board as a "holdover director." However, under our bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Nominating and Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who offers to tender his or her resignation will not participate in the Board's decision or the Nominating and Governance Committee's deliberations (if the director is a member of that committee). If a nominee who was not already serving as a director is not elected at the annual meeting, under Delaware law that nominee would not become a director and would not serve on the Board as a "holdover director." All nominees for election as directors at the 2014 Annual Meeting are currently serving on the Board.
Nomination of Directors
The Nominating and Governance Committee reviews the qualifications of every person recommended as a nominee to the Board to determine whether the recommended nominees are qualified to serve on the Board. The Nominating and Governance Committee has adopted qualitative standards by which it determines if nominees are qualified to serve on the Board. The Nominating and Governance Committee evaluates recommended nominees in accordance with the following criteria:

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Personal characteristics. The Nominating and Governance Committee considers the personal characteristics of each nominee, including the nominee's integrity, accountability, ability to make informed judgments, financial literacy, professionalism and willingness to meaningfully contribute to the Board (including by possessing the ability to communicate persuasively and address difficult issues). In addition, the Nominating and Governance Committee evaluates whether the nominee's previous experience reflects a willingness to establish and meet high standards of performance, both for him or herself and for others.

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Core Competencies. The Nominating and Governance Committee considers whether the nominee's knowledge and experience would contribute to the Board's achievement of certain core competencies. The Nominating and Governance Committee believes that the Board, as a whole, should possess competencies in accounting and finance, business judgment, management best practices, crisis response, industry knowledge, leadership, strategy and vision.

•	Board Independence. The Nominating and Governance Committee considers whether the nominee would qualify as "independent" under SEC rules and NASDAQ listing standards.

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Director Commitment. The Nominating and Governance Committee expects that each of our directors will prepare for and actively participate in meetings of the Board and its committees, provide advice and counsel to our management, develop a broad knowledge of our business and industry and, with respect to an incumbent director, maintain the expertise that led the Nominating and Governance Committee to initially select the director as a nominee. The Nominating and Governance Committee evaluates each nominee on his or her ability to provide this level of commitment if elected to the Board.

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Additional Considerations. Each nominee also is evaluated based on the overall needs of the Board and the diversity of experience he or she can bring to the Board, whether in terms of specialized knowledge, skills or expertise. Although we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Nominating and Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills and expertise to oversee our businesses.

Following this evaluation, the Nominating and Governance Committee will make recommendations for membership on the Board and review such recommendations with the Board, which will decide whether to invite the candidate to be a nominee for election to the Board.

Director Nominees Recommended by Stockholders
The Nominating and Governance Committee evaluates nominees recommended by stockholders on the same basis as nominees recommended by any other sources, including making a determination whether the candidate is qualified to serve on the Board based on the qualitative standards described above. To be considered by the Nominating and Governance Committee, a stockholder who wishes to recommend a director nominee must deliver or send by first class U.S. mail a written notice addressed to Joseph J. Traficanti, Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908. The written notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided that in the event that less than 70 days' notice or prior public disclosure of the date of the annual meeting is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The notice to our Corporate Secretary must include the information specified in our bylaws, including the following: (a) as to each proposed nominee (i) the name, age, business address and, if known, residence address of each such nominee, (ii) the principal occupation or employment of each such nominee, (iii) the number of our shares which are beneficially owned by each such nominee, and (iv) any other information concerning the nominee that must be disclosed as to nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including such person's written consent to be named as a nominee and to serve as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on our books, of such stockholder and (ii) the class and number of our shares which are beneficially owned by such stockholder. We may require any proposed nominee to furnish such other information as may be reasonably required by the Nominating and Governance Committee to determine the eligibility of such proposed nominee to serve as a member of the Board.
Communication with the Board of Directors
Our stockholders may communicate directly with the Board. All communications should be in written form and directed to Joseph J. Traficanti, Corporate Secretary, United Natural Foods, Inc., 313 Iron Horse Way, Providence, RI 02908. Communications should be enclosed in a sealed envelope that prominently indicates that it is intended for the Board. Each communication intended for the Board and received by the corporate secretary that is related to our operation and is relevant to a specific director's service on the Board will be forwarded to the specified party following its clearance through normal review and appropriate security procedures.

DIRECTOR COMPENSATION
The Board and the Compensation Committee review and determine compensation for our non-employee directors, in part, based on a review of the annual Director Compensation Survey prepared by the National Association of Corporate Directors. The Compensation Committee and the Board believe that we should fairly compensate non-employee directors for work required in a company of our size and scope and that compensation should align the non-employee directors' interests with the long-term interest of our stockholders. Our non-employee director stock ownership guidelines, which are discussed in greater detail below, are also designed to align the interests of our non-employee directors with those of our stockholders. Mr. Spinner, our President and Chief Executive Officer, does not receive compensation for his service on the Board. Mr. Funk does not receive cash compensation for his service as a director and our Chair of the Board. He receives equity-based compensation for his service as Chair of the Board and cash compensation for his service as an executive advisor.
Non-Employee Director Compensation
The components of our non-employee director compensation are cash fees and awards of restricted stock units. Each non-employee director is also reimbursed for direct expenses incurred in connection with his or her attendance at meetings of the Board and its committees.
Each non-employee director who served during fiscal 2014 received the following compensation (prorated for service during fiscal 2014 in the case of Ms. Bates, Mary E. Burton and Gordon Barker) (as applicable):

•	Annual cash retainer of:

•	$60,000 for serving as the Lead Independent Director;

•	$30,000 for serving as a director;

•	$15,000 for serving as the chair of the Audit Committee;

•	$8,000 for serving as chair of the Compensation Committee; and

•	$8,000 for serving as chair of the Nominating and Governance Committee.

•	Meeting attendance fees of:

•	$2,200 for each in-person meeting of the Board;

•	$1,100 for each telephonic meeting of the Board;

•	$1,700 for each meeting of the Audit Committee; and

•	$1,100 for each meeting of the Compensation Committee and the Nominating and Governance Committee.

•	Annual equity grants consisting of (without duplication):

•	2,400 restricted stock units for serving as a director;

•	2,800 restricted stock units for serving as chair of the Audit Committee; and

•	3,500 restricted stock units for serving as Lead Independent Director
With respect to equity awards to non-employee directors in fiscal 2014, in connection with the declassification of the board, directors that were elected at the 2013 annual meeting had one half of the annual grant vest immediately and the remaining half vest on the six month anniversary of the date of grant. For directors whose terms will expire at the 2014 or 2015 annual meeting of stockholders, one-third of the annual grants vested immediately, and the remaining two-thirds vest in equal annual installments beginning on the first anniversary of the date of grant.
Fiscal 2015 Changes to Non-Employee Director Compensation
In September 2014, the Board modified the compensation to be received by non-employee directors effective for fiscal 2015. The number of restricted stock units granted to non-employee directors, other than the chair of the Audit Committee and the Lead Independent Director, was determined to be equal to the number of units that approximates a value of $162,000 based on the stock price at the date of grant. The number of restricted stock units granted to the chair of the Audit Committee was determined to be equal to the number of unit that approximates a value of $190,000 based on the stock price at the grant date and the number of restricted stock units granted to the Lead Independent Director was determined to be equal to the number of units that approximates $236,000 based on the stock price on the date of grant. The determination of these dollar value equivalents was consistent with the value of shares issued in the prior fiscal year. Moreover, in connection with the proposed declassification of the Board, the vesting of the awards granted to those directors whose terms are to expire at the 2014 annual meeting was modified such that one-half of the awards vested on the grant date and one-half of the award vests on the six month anniversary of the grant date.
Compensation of Mr. Funk
Mr. Funk, our current Chair of the Board and our former President and Chief Executive Officer, serves as an executive advisor to us and makes himself generally available to our executive officers. We pay him a base salary and provide him with the health and welfare benefits and other employee benefits generally available to our executives. Mr. Funk's base salary during fiscal 2014 was $134,100. Mr. Funk does not receive fees for attending meetings of the Board or its committees. During fiscal 2014, Mr. Funk received an award of 6,000 restricted stock units, of which one-third vested immediately and the remainder of which will vest in two equal annual installments beginning on the first anniversary of the date of grant.
We are currently a party to a severance agreement with Mr. Funk. The severance agreement includes confidentiality, non-competition and intellectual property assignment provisions. For a period of one year following either his termination for a reason other than Cause, death or disability, or his resignation for Good Reason, the agreement requires us to pay to Mr. Funk his base salary in effect as of the termination date of his employment and provide certain medical benefits. In the event of either Mr. Funk's termination for a reason other than Cause, death or disability or his resignation for Good Reason within one year of a Change in Control, he will be entitled to the severance payments and medical benefits provided in the previous sentence, acceleration and full vesting of all unvested stock options, restricted stock units, and the full vesting of his account under the ESOP. When used in regard to Mr. Funk's severance arrangement, the terms "Cause", "Good Reason" and "Change in Control" have the meanings described below in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Severance Agreements and Change in Control Agreements.
Deferred Compensation
Our non-employee directors are eligible to participate in the United Natural Foods, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan") and the United Natural Foods, Inc. Deferred Stock Plan (the "Deferred Stock Plan", collectively, the "Deferral Plans"). For a description of the Deferral Plans, please see EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2014.
Director Compensation Table—Fiscal 2014
The following table summarizes compensation provided to our Chair of the Board and each individual who served as a non-employee director during fiscal 2014.
DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Gordon D. Barker	3,300	—	—	—	—	3,300
Ann Torre Bates	65,400	201,840	—	—	—	267,240
Mary E. Burton	12,800	—	—	—	—	12,800
Denise M. Clark	45,400	161,952	—	—	—	207,352
Michael S. Funk	—	404,880	—	—	134,100	538,980
Gail A. Graham	50,900	161,952	—	—	—	212,852
James P. Heffernan	86,700	244,386	—	—	—	331,086
Peter A. Roy	62,900	161,952	—	—	—	224,852
Richard J. Schnieders	62,200	161,952	—	—	—	224,152

(1)
This column shows the amount of cash compensation earned in fiscal 2014 for service on the Board and its committees. Mr. Barker elected to not to stand for re-election and Ms. Burton was not nominated for re-election at the 2013 annual meeting of stockholders. Fees paid were for attendance at board meetings in Fiscal 2014 prior to the 2013 annual meeting of stockholders.

(2)
The amounts contained in this column represent the grant date fair value for the restricted stock units (including those which are not yet vested) granted in fiscal 2014 calculated in accordance with Financial Accounting Standards Board

Accounting Standards Codification 718, Stock Compensation ("ASC 718"). The grant date fair value for restricted stock units is calculated using the intrinsic value method based on the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. At August 2, 2014, the directors had restricted stock units representing the right to acquire the following number of shares of common stock: Ms. Bates—200; Ms. Clark—2,664; Mr. Funk—6,000 shares; Ms. Graham—1,064 shares; Mr. Heffernan—3,397 shares; Mr. Roy—2,664 shares; and Mr. Schnieders—2,664 shares.

(3)
At August 2, 2014, the directors had options (including those which are not yet vested) to purchase the following number of shares of common stock: Ms. Bates—none; Ms. Clark—none; Mr. Funk—27,625 shares; Ms. Graham—887 shares; Mr. Heffernan—19,950 shares; Mr. Roy—18,630 shares; and Mr. Schnieders—2,660 shares.

(4)
As of August 2, 2014, two of our non-employee directors have elected to defer restricted stock units under the Deferred Compensation Plan. Deferred shares are valued at the current market price of our common stock, and therefore have no above market or preferential earnings. As of August 2, 2014, Ms. Clark is the only director to defer a portion of their director fees paid in cash under the Deferred Compensation Plan.

(5)
The amount in this column represents the amount of cash compensation that Mr. Funk earned in fiscal 2014 in his capacity as our executive advisor. Mr. Funk does not receive fees for attending meetings of the Board or its committees.

Stock Ownership Requirement
All non-employee directors are required to hold shares of our stock in an amount that is determined in accordance with a formula based upon the compensation expense recorded by us in connection with annual equity grants to our non-employee directors. The minimum share ownership level for each non-employee director is equal to 50% of the number of shares that would have been covered by a stock option grant having an equal compensation expense to that of the director's combined equity grants for the prior fiscal year. Our corporate governance principles recommend that non-employee directors who are elected or appointed to the Board are required to attain this level of stock ownership within four years following their election or appointment to the Board. Once attained, each non-employee director is required to maintain this level of stock ownership for as long as the director serves on the Board. All our directors with more than one full year of service own our stock.
Compensation Committee Interlocks and Insider Participation
The current members of the Compensation Committee are Mmes. Bates and Graham and Mr. Heffernan. All members of the Compensation Committee are independent within the meaning of the NASDAQ listing standards and no member is an employee or former employee of the Company. During fiscal 2014, no member of the Compensation Committee had any relationship requiring disclosure under Certain Relationships and Related Transactions. During fiscal 2014, none of our executive officers served as a director or a member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director on the Board or as a member of the Compensation Committee.
Certain Relationships and Related Transactions
Review and Approval of Related Person Transactions
We review all relationships and transactions in which the Company and our directors, nominees for director, executive officers, greater than 5% beneficial owners or any of their immediate family members are participants (or any entity in which they have an interest is a participant), to determine whether such persons have a direct or indirect material interest in the relationships or transactions. Our legal department, in conjunction with the corporate finance department and outside legal counsel, is primarily responsible for the development and implementation of processes and controls to obtain information from these "related persons" regarding such transactions and relationships and for determining, based on the facts and circumstances and SEC regulations, whether we or a related person has a direct or indirect material interest in the transaction. The Nominating and Governance Committee also reviews this information. Our policies and procedures for the review, approval or ratification of transactions that are required by SEC rules to be reported under Transactions with Related Persons are not in writing, rather, they fall under the general responsibilities of our corporate finance department and Nominating and Governance Committee. We require any related party transactions to be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. As required under SEC regulations, transactions between us and any related person in which the amount involved exceeds $120,000 and a related person has a direct or indirect material interest are disclosed in this proxy statement.
Each of our executive officers, directors and nominees for director is required to complete and deliver to us an annual questionnaire that includes, among other things, a request for information relating to any transactions in which both the executive officer, director, nominee, beneficial owner or any of their respective immediate family members, on the one hand, and the Company, on the other hand, participates, and in which the executive officer, director, nominee, beneficial owner or immediate family member, has a material interest. We review the responses to these questionnaires as part of our process for determining whether disclosure is required to be made under the SEC's related person disclosure rules.

Transactions with Related Persons
One of our non-employee directors, Ms. Graham, has been the General Manager of one of our customers, Mississippi Market Natural Foods Cooperative, a consumer owned and controlled cooperative in St. Paul, Minnesota since October 1999. Mississippi Market Natural Foods Cooperative purchased approximately $6.4 million of products from us during fiscal 2014. We do not believe that Ms. Graham has a material direct or indirect financial interest in this commercial relationship. Terms provided to this customer are the same as other customers with similar volumes and purchasing patterns.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board of Directors is comprised solely of independent directors, as defined by NASDAQ listing standards and Section 10A of the Exchange Act and SEC rules thereunder, and it operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and its responsibilities, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the Audit Committee's current charter can be found in the Investors section of our website, www.unfi.com. The Board has made a determination that the Audit Committee has at least one member, Ms. Bates, the Chair of the Audit Committee, who qualifies as an "audit committee financial expert" within the meaning of SEC regulations, and that she has accounting and related financial management expertise in accordance with NASDAQ listing standards. All committee members are financially literate.
The Audit Committee has prepared the following report on its activities with respect to the audited consolidated financial statements for the fiscal year ended August 2, 2014 (for purposes of this report, the "audited financial statements"). The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other of our filings under the Securities Act or the Exchange Act, except to the extent we specifically incorporate this report by reference in the specified filing.
As part of its specific duties, the Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors; reviews the financial information issued to stockholders and others, including a discussion of the quality, and not only the acceptability, of our accounting principles, the reasonableness of significant judgments, and the clarity of discussions in the financial statements; and monitors our systems of internal control over financial reporting and the audit process. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Management also is responsible for objectively reviewing and evaluating the adequacy, effectiveness and quality of our own systems of internal control over financial reporting. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent integrated audit of the consolidated financial statements and the effectiveness of internal control over financial reporting and expressing an opinion as to whether the consolidated financial statements conform with accounting principles generally accepted in the United States of America and as to whether the Company maintained effective internal control over financial reporting.
The Audit Committee has met and held discussions with management and our independent registered public accounting firm. In our discussions, management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in conformity with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the audited financial statements with management and KPMG LLP, our independent registered public accounting firm. The Audit Committee meets with our internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.
The Audit Committee held seven formal meetings in fiscal 2014. These meetings included quarterly pre-earnings release telephone conference calls. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed in accordance with auditing standards, including the statement on Auditing Standards No. 16, as amended (AICPA, Professional Standards, Vol. 1 AU section 380) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
The Company's independent registered public accounting firm has also provided to the Committee the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and the Audit Committee has considered and discussed with KPMG LLP the firm's independence and the compatibility of any non-audit services provided by the firm with its independence.
Based on the Audit Committee's review of the audited financial statements and the review and discussions noted above, the Audit Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended August 2, 2014, for filing with the SEC. The Board has approved this recommendation.

Ann Torre Bates, Chair
James P. Heffernan
Richard J. Schnieders

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
In this section, we describe the principles, policies and practices that formed the basis for our executive compensation program in fiscal 2014 and explain how they were applied to the Named Executive Officers. This Compensation Discussion and Analysis presents historical and current information and analysis related to the compensation programs for the Named Executive Officers and is not necessarily indicative of the compensation that the Named Executive Officers will receive from us in the future. For purposes of this Compensation Discussion and Analysis, the following individuals were our Named Executive Officers for fiscal 2014:

•	President and Chief Executive Officer (Steven L. Spinner);

•	Senior Vice President, Chief Financial Officer and Treasurer (Mark E. Shamber);

•	Senior Vice President, General Counsel and Chief Compliance Officer (Joseph J. Traficanti);

•	Chief Operating Officer (Sean F. Griffin); and

•	Senior Vice President, National Sales and Service and President - Eastern Region (Craig H. Smith).
Executive Compensation Program Highlights
Our executive compensation program incorporates the following best practices:

•
For fiscal 2014, approximately 60% of total target compensation for our President and Chief Executive Officer and approximately 30-40% of total target compensation for the other Named Executive Officers was performance-based and could be earned only upon the achievement of challenging corporate and divisional or individual goals selected to motivate executives to achieve our corporate objectives and enhance stockholder value.

•	The compensation of our executives differs based on individual experience, role and responsibility and performance.

•	We are not a party to any currently effective employment agreements with any of our Named Executive Officers.

•
Portions of Named Executive Officers' incentive compensation are earned over different and overlapping time periods, ensuring that performance is not maximized during one period at the expense of other periods.

•
A significant portion of each Named Executive Officer's compensation is at risk of forfeiture in the event of conduct detrimental to us, termination of employment prior to vesting or a material negative restatement of our financial condition or operating results.

•
We have a recoupment (clawback) policy applicable to our executive officers, including the Named Executive Officers, which provides that if we restate all or a portion of our financial statements within two years of filing the financial statements all or a portion of any bonus or incentive compensation paid or granted after May 28, 2009 may be recouped by us in the sole discretion of the Board.

•	We have stock ownership guidelines for Named Executive Officers and our other executive officers.

•
We have a formal policy under which we may not enter into new or amended agreements which provide for "gross ups" for excise tax obligations payable by our executives upon termination of employment following a change in control.

•
Any benefits to be paid upon a change in control under the severance agreements or change in control agreements with our Named Executive Officers are "double trigger," which requires both a Change in Control and a termination of a Named Executive Officer by us for a reason other than Cause, death or disability or a resignation by the executive for Good Reason within one year of the date of the Change in Control.

•
Our Named Executive Officers participate in the same retirement, health, welfare and other benefits programs as all of our other executive officers. There are no supplemental executive retirement plans established exclusively for the benefit of the Named Executive Officers.

•
We conduct periodic reviews and assessments of potential compensation- related risks in our programs. Based on these assessments, we have concluded that our executive compensation program as it is currently designed does not encourage behaviors that would create risks reasonably likely to have a material adverse effect on us.

•	We have not repriced equity awards.

•	The Compensation Committee is comprised solely of independent directors.

•
The Compensation Committee was advised by Semler Brossy Consulting Group LLC ("Semler Brossy"), an independent compensation consultant in fiscal 2014. The consultant was retained directly by the Compensation Committee and performed no other consulting or other services for us.

Fiscal 2013 Stockholder Advisory Vote on Executive Compensation
At our annual meeting of stockholders in December 2013, we submitted a proposal to our stockholders to approve on an advisory basis our executive compensation for fiscal 2013 Named Executive Officers. Our stockholders approved our fiscal 2013 compensation to our Named Executive Officers with more than 97% of the votes cast being cast in favor of the proposal.
When discussing our executive compensation program, the Compensation Committee considered the positive outcomes of the advisory vote on executive compensation at last year's annual meeting and other earlier positive votes and viewed the stockholders' prior votes in favor of our executive compensation as a signal that our stockholders are generally supportive of our compensation approach. As a result of these discussions, the Compensation Committee reaffirmed for the most part our existing executive compensation program philosophy described below. We value the opinions of our stockholders and will continue to consider the outcome of future advisory votes on the compensation of our Named Executive Officers when making compensation decisions for our Named Executive Officers.
Executive Compensation Program Philosophy
Our executive compensation program is designed to:

•	Attract individuals with the skills and culture necessary for us to achieve our business plan;

•	Motivate our executive talent;

•	Reward our executives fairly over time for performance that enhances stockholder value;

•	Retain those individuals who continue to ensure our success and culture; and

•	Instill a pay for performance work environment.
Our executive compensation program is also designed to reinforce a sense of ownership in the Company, urgency with respect to meeting deadlines and overall entrepreneurial spirit. The program links rewards, including both short- and long-term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by the Compensation Committee.
The program measures achievement of corporate and business unit financial goals and individual goals tied to the executive’s specific areas of concentration. These goals support our short and long-term business strategies and are aligned with the interests of our stockholders. In addition, our executive compensation program is designed to balance our growth strategies with a managed approach to risk tolerance.
In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders through equity-based opportunities.
How We Make Decisions Regarding Executive Pay
The Compensation Committee, management and the Compensation Committee's independent compensation consultant each play a role in designing our executive compensation program and determining performance levels and associated payouts. The roles of the Compensation Committee, management and the independent compensation consultant are carefully determined to reflect best corporate governance practices and to comply with rules and regulations applicable to the setting of our Named Executive Officers' compensation.
Role of the Compensation Committee
The Compensation Committee is responsible for establishing, implementing and monitoring our executive compensation program and its adherence to our compensation philosophy. The Compensation Committee approves the minimum performance thresholds applicable to our annual cash incentive plan as described in Components of our Executive Compensation Program—Minimum Performance Hurdle. The Compensation Committee also evaluates actual corporate and individual performance against the established goals and determines appropriate levels of compensation for our executives. The Compensation Committee makes all decisions with respect to the compensation of our Chief Executive Officer and other executive officers.
As part of the compensation approval process for our executive officers, other than our Chief Executive Officer, the Compensation Committee considers the views and recommendations of management, particularly our Chief Executive Officer, and in setting the compensation for all of our executive officers the Compensation Committee considered the recommendation of its independent compensation consultant as described in greater detail below.

Role of Management
Our President and Chief Executive Officer, Chief Human Resources and Sustainability Officer and Chief Financial Officer provide the Compensation Committee with an assessment of our corporate performance and the performance of other executive officers, and make recommendations for the compensation of other executive officers based on this assessment. Additionally, our President and Chief Executive Officer, Chief Human Resources and Sustainability Officer, and Chief Financial Officer discuss with the Compensation Committee management's internal projections with respect to a variety of performance metrics and operations goals for future fiscal years on which performance-based compensation will be based. Other members of management assist the Compensation Committee on an as needed basis.
No executive officer makes any decision on any element of his or her own compensation, and our Chief Executive Officer does not participate in deliberations regarding his compensation.
Role of Independent Compensation Consultant
The Compensation Committee selected and directly retained Semler Brossy as its compensation consultant during fiscal 2014 to provide independent, third-party advice and expertise on all aspects of executive compensation and related corporate governance matters, including designing and establishing our executive compensation program for fiscal 2014 and fiscal 2015. Semler Brossy provided input and guidance related to our fiscal 2014 and fiscal 2015 incentive plan design, reviewed our Compensation Discussion and Analysis and associated disclosures, and summarized and provided perspective on market developments related to executive compensation, including regulatory requirements and related disclosures. Semler Brossy does not provide any other services to us. The Compensation Committee assessed the independence of Semler Brossy pursuant to SEC and Nasdaq rules and concluded that no conflict of interest exists that would prevent Semler Brossy from serving as an independent consultant to the Compensation Committee. In the future, the Compensation Committee may retain other similar consultants.
Competitive Marketplace Assessment
In making compensation decisions, the Compensation Committee periodically reviews the compensation packages for officers in like positions with similar responsibilities at organizations similar to ours. In fiscal 2012, a review of Named Executive Officers' compensation and the compensation paid to senior executive officers of companies within the comparator group selected by the Compensation Committee was performed to evaluate pay levels. In selecting appropriate comparators, the Compensation Committee considered a number of factors, including similarities in industry, size, and operating margins.
Following an extensive review, the following thirteen companies were selected by the Compensation Committee as appropriate comparators: Core-Mark Holding Company, Inc., Dean Foods Company, Del Monte Corporation, Green Mountain Coffee Roasters, Inc., The Hain Celestial Group, Inc., Harris Teeter Supermarkets, Inc. (acquired by Kroger Co. in early 2014), Nash Finch Company (acquired by Spartan Stores, Inc. in 2013), Perrigo Company, The J.M. Smucker Company, Spartan Stores, Inc., United Stationers, Inc., Watsco, Inc. and Whole Foods Market, Inc. In addition to compensation levels, the Compensation Committee also reviewed program designs for these companies, including an assessment of pay vehicles and performance metrics.
The Committee has determined that it will review our Named Executive Officers compensation against competitive market every two years going forward or more frequently if the need arises.  As a result, no competitive benchmarking was conducted in fiscal 2014 but we expect to complete some form of competitive analysis, which may include competitive benchmarking in fiscal 2015.  Based on the market assessment conducted in fiscal 2012, base salaries for our Named Executive Officers were generally targeted at the 40th to 50th percentile of our comparator group.
Market data is only one factor that the Committee considers when making determinations regarding executive compensation.  Other factors considered include individual performance, internal equity, scope of responsibilities, tenure, criticality of the position and executive, retention concerns, and the need to recruit new officers.
Components of our Executive Compensation Program
Our executive compensation philosophy is reflected in the principal elements of our executive compensation program. The four key components of our executive compensation program in fiscal 2014 were:

•	Base salary;

•	Performance-based annual cash incentives;

•
Long-term equity-based incentive awards in the form of stock options, time-based vesting restricted stock units, and performance-based vesting restricted stock units, which we sometimes refer to as performance units, and in the case of our Chief Executive Officer performance-based vesting restricted stock, which we sometimes refer to as performance shares; and

•
Other compensation and benefits including minimal perquisites and participation in the Deferral Plans (as described in EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2014 below) as well as participation in benefit plans generally available to all of our employees, such as participation in the 401(k) Plan and ESOP.
Pay Mix
When setting targeted total compensation for fiscal 2014, for the Named Executive Officers other than our Chief Executive Officer, the Compensation Committee determined that target cash compensation and equity-based compensation would each be approximately 50% of such Named Executive Officer's total target compensation, and that base salary and performance-based cash incentives would contribute approximately 55 or 70% and 30 or 45%, respectively, to targeted total cash compensation. The Compensation Committee determined that target cash compensation and equity-based compensation would be approximately 33% and 67% respectively, of our Chief Executive Officer's total compensation for fiscal 2014. Total target cash compensation of our Chief Executive Officer was comprised of approximately 57% base salary and 43% performance-based cash incentives. The Compensation Committee determined that a separate pay structure for our Chief Executive Officer is necessary to ensure competitive pay and the weighting of the design more towards incentive compensation was most appropriate.
Base Salary
Base salaries provide a fixed rate of pay designed to compensate executives for day-to-day responsibilities and are established based on the scope of their respective responsibilities, competitive market conditions, individual performance and tenure.
Base salaries are generally reviewed annually in the first quarter of each fiscal year and are effective as of the first day of the fiscal year, but may be adjusted from time to time to realign salaries with market levels, taking into account the Named Executive Officers' responsibilities, performance, experience and proven capability. Merit increases for our executive officers, including our Named Executive Officers, if given at all, are expected to be modest on a year-over-year basis unless the executive takes on additional responsibility or is promoted or an increase is determined by the Compensation Committee to be necessary as a result of a compensation analysis. For Fiscal 2014 a 3% increase in base salary was made to be consistent with the merit pool for the Company as a whole
The table below reflects the fiscal 2013 and fiscal 2014 base salaries for the Named Executive Officers, and the percentage change in base salaries between those two periods:

Named Executive Officer	Fiscal 2013 Base Salary (1)	Fiscal 2014 Base Salary (2)	Percentage Change
Steven L. Spinner	$846,866	$872,300	3.0%
Mark E. Shamber	$382,454	$393,950	3.0%
Joseph J. Traficanti	$356,462	$367,150	3.0%
Sean F. Griffin	$427,450	$440,300	3.0%
Craig H. Smith	$355,401	$366,100	3.0%

(1)	For each Named Executive Officer, fiscal 2013 Base Salaries were effective as of July 29, 2012.

(2)	For each Named Executive Officer, fiscal 2014 Base Salaries were effective as of August 4, 2013.
Performance-Based Annual Cash Incentive Compensation
The Compensation Committee is responsible for setting the minimum thresholds of our performance-based annual cash incentive compensation discussed below. Receipt of this compensation is contingent upon satisfaction of these Company-wide metrics established by the Compensation Committee together with specific Company-wide, division-level or individual financial or operational performance goals as determined by the Compensation Committee in the case of our President and Chief Executive Officer and as recommended by our President and Chief Executive Officer, Chief Human Resources and Sustainability Officer and Chief Financial Officer and approved by the Compensation Committee in the case of the other Named Executive Officers. The factors considered in setting this target compensation vary depending on the individual executive, but generally relate to strategic projects or financial factors such as net sales, gross margin, operating income, return on invested capital and other measures of our profitability.
Minimum Performance Hurdle. For fiscal 2014, as a condition for paying out annual cash incentive compensation to any of the Named Executive Officers, we required that we maintain a ratio of total debt to earnings before interest, taxes, depreciation and amortization ("EBITDA") not to exceed 3.0x, maintain compliance with our debt covenants under our credit facilities, and achieve a minimum level of consolidated operating income of $196.3 million, If these thresholds were not met, our employees and executive officers, including the Named Executive Officers, would not have been eligible to receive annual performance-based cash incentive payouts, regardless of their individual respective achievements. For fiscal 2014, each of these minimum performance hurdles was achieved. As our ratio of total debt to EBITDA was 1.7, we were in compliance with our debt covenants and our consolidated operating income increased from approximately $185.5 million to $210.8 million.
Annual Incentive Targets. As discussed in more detail below, for the Named Executive Officers, the targeted annual cash awards for fiscal 2014 were as follows:

	Applicable Targets as % of Base Salary
Named Executive Officer	Threshold	Target	Stretch
Steven L. Spinner	35%	75%	150%
Mark E. Shamber	35%	75%	150%
Joseph J. Traficanti	25%	50%	100%
Sean F. Griffin	35%	75%	150%
Craig H. Smith	25%	50%	100%
In setting the performance targets for fiscal 2014, the Compensation Committee reviewed historical levels of performance, the competitive environment and company-specific initiatives contemplated for fiscal 2014. In establishing the intended degree of difficulty of the payout levels for each performance metric, the Compensation Committee set the performance targets at levels that required successful implementation of corporate operating objectives for meaningful payouts to occur. The Compensation Committee believed that the targets related to "threshold" performance were achievable in light of budgeted expectations, but the payouts for "target" performance and "stretch" performance each required significant improvement over the prior year's comparable performance after taking into account the impact of important company-specific initiatives designed to support our growth and enhance our long-term operating results. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. Generally, company-level financial goals, including consolidated operating income, consolidated earnings per diluted share, consolidated gross profit percentage, return on invested capital, and regional or division-level operating income made up 60% to 90% of the Named Executive Officer's targeted performance-based annual incentive compensation. One or more strategic goals tailored for each Named Executive Officer based on his responsibilities made up the remaining 10% to 40% of the Named Executive Officer’s targeted performance-based annual incentive compensation.  The Compensation Committee believes that linking a majority of the annual incentive to company-level financial metrics is appropriate.  The mix of company-level metrics provides a balanced performance-measurement framework that captures earnings, profitability, and capital efficiency.  Weightings on company-wide measures for each Named Executive Officer are determined based on each executive’s role and the factors that the executive can influence.  The Compensation Committee also believes that it is appropriate to link a portion of annual incentive compensation to individual objectives related to each executive’s area of responsibility.
The following is a breakdown of which company-level financial goals apply to each of the Named Executive Officers:

Performance Measures
Named Executive Officer	Consolidated operating income	Consolidated gross margin percentage	Consolidated earnings per diluted share	Return on invested capital
Steven L. Spinner	X		X	X
Mark E. Shamber	X	X	X	X
Joseph J. Traficanti	X			X
Sean F. Griffin	X	X		X
Craig H. Smith	X	X		X

The performance targets tied to company-level financial goals selected by the Committee for the Named Executive Officers for fiscal 2014 included, among others, the following:

	Applicable Targets
Performance Measures (1)	Threshold	Target	Stretch	Actual Performance
Consolidated operating income	$187,200,000	$203,200,000	$213,400,000	$211,266,000	(2)
Consolidated gross margin	16.90%	17.15%	17.35%	16.63%	(2)
Consolidated earnings per diluted share	$2.33	$2.39	$2.49	$2.52
Return on invested capital (3)	9.35%	9.50%	9.75%	9.44%	(2)

(1)	Details regarding the performance measures and the associated levels of performance payout percentage for each of our Named Executive Officers are included below.

(2)	See discussion of adjustments related to our actual results with respect to these metrics under the caption "Determination of Annual Cash Incentive Plan Payouts" below.

(3)	Return on invested capital for purposes of the performance-based annual cash incentive represents net operating profit after income taxes, divided by the sum of total debt and stockholders equity.
In addition to the above-listed performance targets, certain of the Named Executive Officers had other performance goals that were specific to the individual for fiscal 2014 that are described in more detail below.
Determination of Annual Cash Incentive Plan Payouts. The Compensation Committee reviews the performance of each Named Executive Officer during the performance period and determines the level of performance-based compensation, if any, to be awarded to each Named Executive Officer. This amount may not exceed the amount of payouts for "stretch" performance. However, the Compensation Committee may, in its discretion, award an amount less than the amount attributable to a certain level of performance that was attained.
The actual amount to be earned by the Named Executive Officer is determined and paid in a single lump sum in the first quarter of the fiscal year following the fiscal year in which the award is earned by the Named Executive Officer, unless the executive has previously elected to defer such compensation into the Deferred Compensation Plan.
While no targets were modified for the fiscal 2014 performance-based cash incentive payments when measuring our performance against these targets, the Compensation Committee approved our 2014 actual results adjusted to exclude the effect of approximately $1.0 million of pre-tax income generated by our current year acquisitions Trudeau Foods, LLC ("Trudeau") and Tony's Fine Foods ("Tony's"), and $1.5 million of pre-tax expenses for acquisition related costs. The Compensation Committee believed it was appropriate to adjust for the impact of these items in light of the fact that these transactions had not been entered into at the time these targets were established. As a result, our operating income of $210.8 million and gross margin of 16.60% based on our fiscal 2014 consolidated financial statements was adjusted upward to $211.3 million and 16.63%, respectively. Earnings per diluted share of $2.52 did not change. In addition to the income statement adjustments noted above, our return on invested capital was modified via an adjustment to exclude approximately $219.7 million of long-term debt we incurred to finance our acquisitions of Trudeau and Tony's and approximately $78.7 in additional debt we incurred after we decided not to enter into a sale leaseback transaction on our constructed Sturtevant, Wisconsin or Hudson Valley, New York facilities as we anticipated we would do at the time the Compensation Committee set the targets for our fiscal 2014 annual cash incentive plan. As a result, our return on invested capital of 8.87% for our fiscal 2014 was adjusted upward to 9.44%.
The following table sets forth for each Named Executive Officer the total amount of performance-based annual incentive awards targeted for the Named Executive Officer (which represents the "target" level) and the actual amount of performance-based annual incentive awards earned by the Named Executive Officer expressed in dollars, as a percentage of the Named Executive Officer's base salary, and as a percentage of the such targeted amount:

	Performance-Based Annual Incentive Payment		Actual Performance-Based Annual Incentive Payment
Named Executive Officer	Target	Actual	As a Percentage of Base Salary	As a Percentage of Target
Steven L. Spinner	$654,225	$964,682	110.6%	147.5%
Mark E. Shamber	$295,463	$429,556	109.0%	145.4%
Joseph J. Traficanti	$183,575	$292,694	79.7%	159.4%
Sean F. Griffin	$330,225	$259,086	58.8%	78.5%
Craig H. Smith	$183,050	$144,226	39.4%	78.8%
Details regarding the performance targets and the associated levels of performance payout percentage for fiscal 2014 for each of our Named Executive Officers are included below. Set forth below is the amount of annual incentive compensation, expressed as a percentage of base salary, that each Named Executive Officer earned and could have earned based on "threshold", "target" and "stretch" fiscal 2014 performance:
Steven L. Spinner

	Annual Incentive Payout as % of Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	14.0%	30.0%	60.0%	53.8%
Return on invested capital	7.0%	15.0%	30.0%	11.8%
Consolidated earnings per diluted share	7.0%	15.0%	30.0%	30.0%
Succession planning (1)	7.0%	15.0%	30.0%	15.0%
Total:	35.0%	75.0%	150.0%	110.6%

(1)
In setting the performance metric applicable to Mr. Spinner based on succession planning, we based the performance metric on results that were improvements over existing strategies and included specific identification of potential internal candidates to replace our Chief Executive Officer as well as certain other executive officers, the initiation of programs designed to further the development of these individuals and the hiring of an internal resource to further these individuals and others at all levels within the Company. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. For the performance metric that we have not disclosed specifics, Mr. Spinner achieved the "target" performance level.

Mark E. Shamber

	Annual Incentive Payout as % of Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	14.0%	30.0%	60.0%	53.8%
Return on invested capital	7.0%	15.0%	30.0%	11.8%
Consolidated earnings per diluted share	7.0%	15.0%	30.0%	30.0%
Consolidated gross margin	3.5%	7.5%	15.0%	—%
Consolidation of accounting system(1)	3.5%	7.5%	15.0%	13.4%
Total:	35.0%	75.0%	150.0%	109.0%

(1)
In setting the performance metric applicable to Mr. Shamber based on consolidation of our accounting system, we based the performance metric on results that would provide a more consolidated accounting process. For this performance metric there were two measurable payout level metrics - "threshold" and "target." We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. Mr. Shamber achieved "target" level of performance. If the "target" level performance was achieved, Mr. Shamber could earn up to 100 % of the "stretch" level payout based on the amount of consolidated operating income (expressed as a percentage of the "stretch"-level target) we achieved. Since our actual consolidated operating income, adjusted for the items described above, was 90% of our "stretch" level target, Mr. Shamber's payout for this performance metric on account of our consolidated operating income exceeding “target” levels was equal to 13.4% of his base salary.
Joseph J. Traficanti

	Annual Incentive Payout as % of Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	10.0%	20.0%	40.0%	35.9%
Return on invested capital	5.0%	10.0%	20.0%	8.0%
Safety and workers compensation control (1)	5.0%	10.0%	20.0%	17.9%
Manage legal expenses (2)	5.0%	10.0%	20.0%	17.9%
Total:	25.0%	50.0%	100.0%	79.7%

(1)
In setting the performance metric applicable to Mr. Traficanti based on safety and workers compensation control, we based the performance metric on results that would provide a measurable cost savings compared to the prior year's results. For the performance metric, a target of approximately $24.5 million was set for "threshold" and a target of approximately $23.8 million was set for "target." Actual safety and workers compensation expense for the year was $22.0 million or better than "target" performance level. If the “target” level of performance was achieved, Mr. Traficanti could earn up to 100% of the "stretch" level payout based on the amount of consolidated operating income (expressed as a percentage of the "stretch"-level target) we achieved. Since our actual consolidated operating income, adjusted for items described above, was 89% of our "stretch" level target, Mr. Traficanti's payout for this performance metric was 17.9% of his base salary.

(2)
In setting the performance metric applicable to Mr. Traficanti based on legal expenses, we based the performance metric on results that would provide a measurable cost savings compared to the prior year's results. For the performance metric, a target of approximately $5.1 million was set for "threshold" and a target of approximately $4.8 million was set for "target." Actual legal expense for the year, excluding legal costs associated with the acquisitions of Trudeau and Tony's were $4.79 million or slightly better than the "target" performance level. If the “target” level of performance was achieved, Mr. Traficanti could earn up to 100% of the "stretch" level payout based on the amount of consolidated operating income (expressed as a percentage of the "stretch"-level target) we achieved. Since our actual consolidated operating income, adjusted for items described above, was 89% of our "stretch" level target, Mr. Traficanti's payout for this performance metric was 17.9% of his base salary.

Sean F. Griffin

	Annual Incentive Payout as % of Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	10.5%	22.5%	45.0%	40.3%
Return on invested capital	7.0%	15.0%	30.0%	11.8%
Consolidated gross margin	7.0%	15.0%	30.0%	—%
Albert's and UNFI Canada regional operating income (1)	7.0%	15.0%	30.0%	—%
Service level (1)	3.5%	7.5%	15.0%	6.7%
Total:	35.0%	75.0%	150.0%	58.8%

(1)
In setting the performance metrics applicable to Mr. Griffin based on the performance of our Albert's and UNFI Canada regions and service level to customers, we considered historical levels of performance and based the performance metric on results that were improvements over the prior year's results. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. For the performance metrics for which we have not disclosed targets, Mr. Griffin did not achieve "threshold" performance level for Albert's and UNFI Canada Region operating income and slightly below the "target" performance level for service level. Had the “target” level of performance been achieved for either of these metrics, Mr. Griffin could have earned up to 100% of the "stretch" level payout based on the amount of consolidated operating income (expressed as a percentage of the "stretch"-level target) we achieved.

Craig H. Smith

	Annual Incentive Payout as % of Base Salary
Individual Goals	Threshold	Target	Stretch	Actual
Consolidated operating income	7.5%	15.0%	30.0%	26.9%
Return on invested capital	5.0%	10.0%	20.0%	8.0%
Eastern Region operating income (1)	5.0%	10.0%	20.0%	—%
Consolidated gross margin	5.0%	10.0%	20.0%	—%
Service level (1)	2.5%	5.0%	10.0%	4.5%
Total:	25.0%	50.0%	100.0%	39.4%

(1)
In setting the performance metrics applicable to Mr. Smith based on the performance of our Eastern Region and service level to customers, we considered historical levels of performance and based the performance metric on results that were improvements over the prior year's results. We believe that one of the best indicators of how difficult a particular performance metric was to achieve is reflected in what level of payout the executive actually received with respect to the metric. For the performance metrics for which we have not disclosed targets, Mr. Smith did not achieve "threshold" performance level for Eastern Region operating income and slightly below the "target" performance level for service level. Had the “target” level of performance been achieved for either of these metrics, Mr. Smith could have earned up to 100% of the "stretch" level payout based on the amount of consolidated operating income (expressed as a percentage of the "stretch"-level target) we achieved.

Long-term Equity-Based Incentive Program
Our core long-term equity-based incentive program in fiscal 2014 consisted of time-based vesting stock options and restricted stock units and performance-based vesting restricted stock units. The grant date fair values of time-based vesting restricted stock units, performance-based vesting restricted stock units, and time-based vesting options represented approximately 50%, 30%, and 20%, respectively, of the aggregate grant date fair value of the long-term equity-based awards.
We believe that stock options and a mix of time- and performance-based vesting restricted stock units and, in the case of our President and Chief Executive Officer, performance-based restricted shares, provide a Named Executive Officer with an incentive to improve our stock price performance and a direct alignment with stockholders' interests, as well as a continuing stake in our long-term success. In addition, because the time-based equity awards vest ratably over four years, and the performance units vest two years from the date of grant, if earned, we believe these awards provide strong incentives for the executives to remain employees of ours.
In addition to the grants made under our core long-term equity-based incentive program described above, we granted Mr. Spinner performance shares with performance metrics tied to our performance during fiscal 2014 as described below.
All of our equity awards are made pursuant to plans that have been approved by stockholders.
Timing of Awards. The Compensation Committee generally makes equity-based grants in September of each year when the Compensation Committee also approves changes to our executive officers' annual base salaries, if any, which grants are effective after we have publicly released our preliminary results of operations for the recently completed fiscal year. The Compensation Committee may also make equity-based grants from time to time for new executive officers or upon a significant change in an executive officers' job scope and responsibility.
Determinations of Awards. The Compensation Committee reviews and approves annual equity-based awards for all of our eligible employees, including our Named Executive Officers. The Compensation Committee determines the target grant date fair value of equity awards based on percentages of prior fiscal year base salary and annual performance-based cash compensation earned for the prior fiscal year dependent on the eligible employee's position within the company. For our executive officers, including our Named Executive Officers, the percentages used for fiscal 2014 grants were 125% of fiscal 2013 base salary and 50% of the annual cash incentive paid based on fiscal 2013 performance. Our Chief Executive Officer received additional performance shares in order to incentivize him to achieve financial results for fiscal 2014 and deliver a target total pay opportunity that the Compensation Committee considered to be competitive with the market.
The Compensation Committee may disregard these guideline ranges for an employee, including a Named Executive Officer, upon a determination that other factors should result in an equity award that exceeds or is less than the specified range based on the executive's position with us. These factors may include consideration of competitive compensation data, a recent change in assigned duties, retention considerations or the historical performance of the executive. The Compensation Committee also considers the recommendations of members of senior management with respect to the mix of stock options and restricted stock units.

Time-Based Vesting Restricted Stock Units. For fiscal 2014, the Compensation Committee awarded approximately 50% of the grant date fair value of the Named Executive Officers' long-term, equity-based incentive compensation under our core program in the form of time-based vesting restricted stock units to the Named Executive Officers pursuant to the 2012 Equity Plan on September 16, 2013. The time-based vesting restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant and are shown in the table in EXECUTIVE COMPENSATION TABLES—Grants of Plan-Based Awards in Fiscal 2014.
Performance-Based Vesting Restricted Stock Units. The following information summarizes our long-term equity grants made in fiscal 2014 and the settlement of our long-term equity grants made in fiscal 2013, which had performance criteria tied to the one and two-year periods ended August 2, 2014, respectively.
Fiscal 2014 Grant. For fiscal 2014, the Compensation Committee awarded approximately 30% of the grant date fair value of the Named Executive Officers' long-term, equity-based incentive compensation under our core program in the form of performance units denominated in dollars pursuant to the 2012 Equity Plan. The dollar value of this award that may vest at the “threshold,” “target” and “stretch” levels of performance are shown in the table in EXECUTIVE COMPENSATION TABLES—Grants of Plan-Based Awards in Fiscal 2014. These awards are denominated in dollars but settled in shares of our common stock based on the closing price of our common stock on the last trading day prior to the last day of the performance period.
The fiscal 2014 awards of the performance units utilize two equally-weighted performance criteria—return on invested capital ("ROIC"), which for purposes of the 2014 award we define as net operating profit after income taxes, divided by the sum of total debt and stockholders equity, and our total shareholder return relative to the total shareholder return of the S&P 400 Mid Cap Index ("Relative TSR"). For ROIC, the relevant measurement period is the second year of the performance period (i.e., fiscal 2015), and for Relative TSR, the relevant measurement period is the full two years of the performance period beginning August 4, 2013 and ending August 1, 2015. For two-year performance awards granted prior to September 2013, the Relative TSR component of the performance metrics was based on a specific comparator group of five of the companies within the broader comparator group against whom the Compensation Committee has in the past evaluated our Named Executive Officer’s total compensation. Those five companies, which focus primarily on distribution, were Core-Mark Holding Company, Nash Finch Company, Spartan Stores, United Stationers, Inc. and Watsco, Inc. Beginning with the awards granted in September 2013, Compensation Committee has based the Relative TSR component of the performance metrics on the S&P 400 Mid Cap Index because of a conclusion that the utilization of the five company comparator group for purposes of measuring relative TSR is flawed because it failed to take into consideration that the stock price performance for a small group of similar companies could be skewed by factors unrelated to the underlying performance of the related businesses. The Compensation Committee determined that a Relative TSR performance tied to the S&P MidCap 400 Index is a better indicator of our performance and is an appropriate comparison group for the incentive plan.
The following table illustrates the Relative TSR and ROIC performance metrics and the corresponding payout levels for the measurement period:

Payout (1)	ROIC	Relative TSR
25%	9.25%
50%	9.37%	-1,000 BPS
100%	9.49%	S&P 400 Mid Cap Index
150%	9.61%	+600 BPS
200%	9.73%	+1,200 BPS

(1)
The payout percentages apply with respect to each of the equally-weighted performance criteria. For example, if our ROIC for the relevant measurement period was 9.49% and our total shareholder return for the relevant measurement period was 1,000 basis points or less below the S&P 400 Mid Cap Index, 100% of the portion of the award tied to ROIC would vest (or 50% of the total award) and 50% of the portion of the award tied to Relative TSR would vest (or 25% of the total award), resulting in an aggregate of 75% of the total award vesting.

Settlement of Fiscal 2013 Awards. At the conclusion of fiscal 2014, the two-year performance period concluded with respect to performance units granted to our Named Executive Officers in September 2012. Like the fiscal 2014 grants, the fiscal 2013 awards of performance units had two equally-weighted performance criteria. However, unlike the fiscal 2014 grants, the Relative TSR for the two-year awards granted in September 2012 was measured relative to the total shareholder returns of the five companies described above. The Named Executive Officers were eligible to earn between 0% and 200% of their targeted award, depending on our performance during the relevant measurement periods with respect to five levels of performance for ROIC and four levels of performance for Relative TSR. For ROIC, the relevant measurement period was the second year of the performance period (i.e., fiscal 2014), and for Relative TSR, the relevant measurement period was the full two years of the performance period beginning on July 29, 2012 and ending on August 2, 2014. The following table illustrates the Relative TSR and ROIC performance metrics and the corresponding payout levels for the measurement period:

Payout (1)	ROIC	Relative TSR
25%	9.70%
50%	9.85%	#3 @ Median
100%	10.00%	#2
150%	10.15%	#1
200%	10.30%	>10% over #2

(1)
The payout percentages apply with respect to each of the equally-weighted performance criteria. For example, if our ROIC for the relevant measurement period was 11.00% and our total shareholder return for the relevant measurement period was the median shareholder return of the five-company comparator group, 100% of the portion of the award tied to ROIC would vest (or 50% of the total award) and 50% of the portion of the award tied to Relative TSR would vest (or 25% of the total award), resulting in an aggregate of 75% of the total award vesting.

On September 9, 2014, the Compensation Committee met to determine what percentage of the fiscal 2013 performance- units had been earned. When calculating our ROIC for fiscal 2014, the Compensation Committee adjusted our GAAP-based ROIC in accordance with the terms of the award agreement pursuant to which the performance units had been granted to eliminate the impact of the approximately $1.3 million of pre-tax income generated by Trudeau and Tony's, and $1.5 million of pre-tax acquisition related expenses we incurred in connection with these transactions in each case in fiscal 2014. In addition to the income statement adjustments noted above, an adjustment was made to total debt to exclude approximately $219.7 million of long term debt we incurred to finance our acquisitions of Trudeau and Tony's and approximately $78.7 million in additional debt we incurred after we decided not to enter into sale leaseback transactions on our constructed Sturtevant, Wisconsin and Hudson Valley, New York facilities as we anticipated we would do at the time of setting the ROIC target. ROIC for fiscal 2014, after these adjustments, was 9.44%, which was below the “threshold” performance levels. As a result, the Compensation Committee did not approve the vesting of any units of the portion of the fiscal 2013 award tied to ROIC.
In addition, the Compensation Committee determined that our total shareholder return for the two-year period ended August 2, 2014 was 7.49%, which was below the median total shareholder return of the five-company comparator group. As a result, the Compensation Committee did not approve the vesting any units of the portion of the fiscal 2013 award tied to Relative TSR.
Options. For fiscal 2014, the Compensation Committee awarded approximately 20% of the grant date fair value of the Named Executive Officers' long-term, equity-based incentive compensation under our core program in the form of stock options to the Named Executive Officers pursuant to the 2012 Equity Plan. The grants were effective September 16, 2013, following the September 12, 2013 release of our fiscal 2013 results of operations. These stock options have exercise prices equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant. The stock options vest in four equal annual installments beginning on the first anniversary of the date of grant and are shown in the table in EXECUTIVE COMPENSATION TABLES—Grants of Plan-Based Awards in Fiscal 2014.
Additional Performance Shares Granted to CEO. On September 10, 2013, the Compensation Committee granted Mr. Spinner a target award of 22,229 performance shares based on a targeted grant value of $1.5 million from the 2012 Equity Plan with two equally-weighted performance criteria—ROIC and consolidated operating income. For this award, ROIC was defined as net operating profit after tax divided by the sum of total debt and equity. Mr. Spinner was eligible to earn between 0% and 200% of his targeted award, depending on our performance during fiscal 2014 based on the following performance matrix:

		Consolidated Operating Income ($ Millions)
		< $187.197	$195.22	$203.25	$208.31	$213.36
Return on Invested Total Capital	> 9.75%	60%	75%	125%	150%	200%
	9.63%	50%	60%	110%	125%	150%
	9.50%	0%	50%	100%	110%	125%
	9.43%	0%	0%	50%	60%	75%
	9.35%	0%	0%	0%	50%	60%
On September 9, 2014, the Compensation Committee determined that our ROIC and consolidated operating income for the performance period (each calculated in accordance with the calculation of those measures for purposes of our fiscal 2014 annual cash incentive plan and adjusted for the impact of the items noted in—Performance-Based Annual Incentive Compensation—Determination of Annual Cash Incentive Plan Payouts for fiscal 2014 as well as, in the case of ROIC performance metric, an additional positive adjustment to the net operating profit component of ROIC of $0.2 million related to expenses incurred as a result of investment in personnel to support growth that had not been contemplated at the time the performance metrics were established) were 9.45% and $211.3 million, respectively. Without these adjustments, ROIC and consolidated operating income for the performance period would have been 8.87% and $210.8 million, respectively. As a result, the Compensation Committee approved the vesting of 19,396 (or 87.26 % of the target grant) of the performance shares for Mr. Spinner.
Other Compensation and Benefits
The Named Executive Officers are eligible for the same level and offering of benefits that we make available to other employees, including our ESOP, 401(k) plan, health care plan, life insurance plans, and other welfare benefit programs. In addition to the standard benefits offered to all employees, the Named Executive Officers are eligible to participate in the Deferral Plans. We provide the Named Executive Officers with the ability to defer compensation as a competitive pay practice so they may save amounts in a non-qualified retirement plan that are greater than the amount permitted to be deferred under the 401(k) Plan. For a description of the Deferral Plans, see EXECUTIVE COMPENSATION TABLES—Nonqualified Deferred Compensation—Fiscal 2014 below. We do not have any defined benefit pension plans available to our Named Executive Officers.
Perquisites and Other Benefits. We provide certain Named Executive Officers with perquisites and other benefits that we believe are reasonable and consistent with our overall executive compensation program. The costs of these benefits constitute only a small portion of each Named Executive Officer's total compensation and includes, for certain Named Executive Officers, contributions to our defined contribution plan, the payment of premiums for life insurance, automobile allowances, corporate housing and commuting air travel reimbursement. We offer perquisites and other benefits that we believe to be competitive with benefits offered by companies with whom we compete for talent for purposes of recruitment and retention.
Fiscal 2015 Compensation Changes
For fiscal 2015, the compensation program for the Named Executive Officers is structured substantially the same as our fiscal 2014 program, except that base salaries are unchanged from fiscal 2014. The Compensation Committee has determined that it will review base salaries every two years for the executive officers and the next scheduled adjustments would take effect for fiscal 2016.
Other Programs, Policies and Considerations
Potential Impact on Compensation from Executive Misconduct
If the Board determines that a Named Executive Officer has engaged in fraudulent or intentional misconduct, the Board will take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoers as appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limitation, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of the our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the Named Executive Officer that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.
Recoupment (Clawback) Policy
We have adopted a recoupment policy applicable to our executive officers, including our Named Executive Officers, which provides that if we restate all or a portion of our financial statements within two years of filing the financial statements with the SEC, the Board or the Compensation Committee will, to the extent permitted by law, as it deems appropriate in its sole discretion require reimbursement of all or a portion of any bonus or incentive compensation paid or granted after May 28, 2009 to any executive officer or other officer covered by this policy. The Board, or the Compensation Committee, also has the right in the event of such a restatement to cause the cancellation of equity-based incentive or bonus awards that had been granted to these individuals and to, in certain circumstances, seek reimbursement of any gains realized on the exercise of stock options or sales of shares of stock or payments received on account of restricted stock units or other awards payable in cash, in either case attributable to any awards that formed all or a portion of such bonus or incentive award.
Policy on Gross Up Payments in Connection with a Change in Control
On December 8, 2010, the Compensation Committee adopted a formal policy under which we may not enter into new or amended agreements which provide for "gross ups" for excise tax obligations payable by our executives upon termination of employment following a change in control. On the same date, we entered into amendments to the change in control agreement with each of Messrs. Spinner, Traficanti and Shamber to eliminate such "gross up" payments related to change in control. As a result, none of our executives is a party to an agreement providing for "gross up" payments for excise taxes imposed upon termination following a change in control.
Stock Ownership Guidelines
The Compensation Committee believes stock ownership guidelines are a key vehicle for aligning the interests of management and our stockholders. A meaningful ownership stake by our Named Executive Officers demonstrates to our stockholders a strong commitment to our success. Accordingly, the Compensation Committee maintains a policy consistent with our corporate governance principles that requires our Named Executive Officers and other senior officers to hold shares of common stock equal to 50% of the estimated stock option equivalent received by each executive officer for the most recent full year of service as an executive officer. For instance, a stock option equivalent of 10,000 would require stock ownership of 5,000 shares. The policy recommends that executive officers attain this level of stock ownership within four years following their appointment as an executive officer. Once attained, each executive officer is required to maintain this level of stock ownership for as long as they are employed by us and serving as an executive officer. All our executive officers with more than one full year of service own our stock.
Hedging and Insider Trading Policy
Our insider trading policy prohibits our executive officers from holding shares of our common stock in a margin account or from pledging shares of our common stock unless, in the case of pledging of the shares as collateral for a loan (not including margin debt) approved in advance by our General Counsel upon demonstration the individual clearly has the financial capacity to repay the loan without resort to the pledged securities. In addition, our insider trading policy permits only limited types of hedging transactions that are structured to avoid the risks of short selling, options trading or margin trading and which must be made pursuant to a Rule 10b5-1 trading plan that is pre-cleared by our General Counsel and for which any securities involved in such transaction must be in excess of our minimum stock ownership guidelines. Currently, none of the members of the Board or our executive officers are engaged in any hedging or pledging transactions involving shares of our common stock.
Employment Agreements
We are not a party to any currently effective employment agreement with any of our Named Executive Officers. We believe that, generally, employment agreements are not currently necessary to attract and retain talented personnel. However, due to the ever-changing marketplace in which we compete for talent, this practice is regularly reviewed by the Compensation Committee to help ensure that we remain competitive in our industry. We did, however, enter into an offer letter with Steven L. Spinner, our current President and Chief Executive Officer, that sets forth certain terms of Mr. Spinner's employment with us, and the Compensation Committee and the Board have approved our entering into severance agreements and change in control agreements with our executive officers. We may enter into employment agreements with executive officers in the future if the Compensation Committee determines that such arrangements are in our best interest at that time.
Severance Agreements and Change in Control Agreements
We are currently a party to a severance agreement and change in control agreement with each of our Named Executive Officers. Given the fact that we do not have employment agreements with our Named Executive Officers, the Compensation Committee believes that the protections afforded in the severance agreements and change in control agreements are reasonable and are an important element in retaining our executive officers.
Each of the severance agreements includes confidentiality, non-competition and intellectual property assignment provisions. Outside the context of a Change in Control, if we terminate any of our Named Executive Officers for any reason other than Cause, death, or disability or such executive resigns for Good Reason, we would be required to pay to the executive (i) his base salary, as in effect as of the termination date of his employment, and (ii) provide certain medical benefits in each case for a period of one year following such termination. If we terminate Mr. Spinner without Cause, his agreement also requires us to pay (i) a pro rata portion of the bonus to which he would have been entitled for the year in which he was terminated, and (ii) an amount equal to the pro rata portion of his unvested balance in the ESOP, which would vest on the first anniversary of the date of Mr. Spinner's termination. If we terminate Mr. Spinner without Cause, a pro rata portion of the stock options awarded to Mr. Spinner and not vested and exercisable on or prior to the date of Mr. Spinner's termination that would otherwise become vested and exercisable on or prior to the first anniversary of the date of Mr. Spinner's termination, and any shares of restricted stock or restricted stock units granted to Mr. Spinner that would have had any restrictions thereon removed or vested on or prior to the first anniversary of the date of Mr. Spinner's termination, will, in either case, have any restrictions thereon removed or become vested, as the case may be. All such payments and vesting will be prorated based on the number of full calendar months that Mr. Spinner was employed as our President and Chief Executive Officer during the fiscal year in which he resigned or was terminated.
Any benefits to be paid upon a change in control under the severance agreements or change in control agreements are "double trigger," which requires both a Change in Control and a termination of a Named Executive Officer by us for a reason other than Cause, death or disability or a resignation by the executive for Good Reason within one year of the date of the Change in Control. In the event of either a termination of the executive for a reason other than Cause, death or disability or his resignation for Good Reason within one year of the date of a Change in Control, the executive would be entitled to receive a lump sum payment equal to (i) a multiple of his base salary (multiple of 3, 2.99, 2.99, 1.5 and 1.5 for Messrs. Spinner, Shamber, Traficanti, Griffin and Smith, respectively), as in effect at that time of his termination of employment, (ii) the average annual bonus paid to the executive for the three fiscal years prior to the date of his termination or resignation (or the average of the bonuses he has received if he will not have been employed by us for three years as of such date, or, if he has not yet been awarded an annual bonus for the previously completed year as of such termination date, then his target bonus for such year shall be included in the average), (iii) the pro rata portion of the target bonus for the fiscal year in which such termination or resignation occurred, and (iv) an amount equal to his unvested account balance in the ESOP. In addition, all of the executive's then outstanding but unvested equity awards, including performance shares and performance units, will vest and, if applicable, become exercisable as of the date of termination or resignation. We will also be required to continue to provide each executive with medical benefits in effect as of the date of such termination or resignation for a period of three years following the termination or resignation. The provision of all such benefits will be subject to any restrictions under applicable law, including under Section 409A of the Code. In establishing the multiples of base salary and bonus that a terminated executive would be entitled to receive following his termination without Cause or for Good Reason, either before or within one year following a Change in Control, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often-times seek protection against the possibility that they might be terminated without cause or be forced to resign for Good Reason following a Change in Control.
For purposes of the severance agreements and change in control agreements described above, the terms "Cause", "Good Reason" and "Change in Control" shall have the meanings set forth below.
"Cause" means (1) conviction of the executive under applicable law of any felony or any misdemeanor involving moral turpitude, (2) unauthorized acts intended to result in the executive's personal enrichment at the material expense of the Company or its reputation, or (3) any violation of the executive's duties or responsibilities to the Company which constitutes willful misconduct or dereliction of duty, or material breach of the confidentiality and non-competition restrictions contained in the severance agreements and change in control agreements.
"Good Reason" means, without the executive's express written consent, the occurrence of any one or more of the following: (1) the assignment of the executive to duties materially adversely inconsistent with his current duties, and failure to rescind such assignment within thirty (30) days of receipt of notice from the executive; (2) a material reduction in the executive's title, executive authority or reporting status; (3) a relocation more than 50 miles from the Company's offices in Providence, Rhode Island; (4) a reduction by the Company in the executive's base salary, or the failure of the Company to pay or cause to be paid any compensation or benefits under the severance or change in control agreement when due or under the terms of any plan established by the Company, and failure to restore such base salary or make such payments within five days of receipt of notice from the executive; (5) failure to include the Named Executive Officer in any new employee benefit plans proposed by the Company or a material reduction in the executive's level of participation in any existing plans of any type; provided that a Company-wide reduction or elimination of such plans shall not give rise to a "Good Reason" termination; or (6) the failure of the Company to obtain a satisfactory agreement from any successor to the Company with respect to the ownership of substantially all the stock or assets of the Company to assume and agree to perform the severance agreement or change in control agreement, as the case may be.
"Change in Control" means the happening of any of the following:

•
any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of securities of the Company representing the greater of 30% or more of the combined voting power of the Company's then outstanding securities;

•
approval by the stockholders of the Company of a definitive agreement (1) for the merger or other business combination of the Company with or into another corporation if (A) a majority of the directors of the surviving corporation were not directors of the Company immediately prior to the effective date of such merger or (B) the stockholders of the Company immediately prior to the effective date of such merger own less than 60% of the combined voting power in the then outstanding securities in such surviving corporation or (2) for the sale or other disposition of all or substantially all of the assets of the Company; or

•
the purchase of 30% or more of the Company's stock pursuant to any tender or exchange offer made by any "person", including a "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, any of its affiliates, or any employee benefit plan of the Company or any of its affiliates.

Tax Deductibility of Compensation
When it reviews compensation matters, the Compensation Committee considers the anticipated tax and accounting treatment of payments and benefits with respect to us and, when relevant, to the executive. Section 162(m) of the Code limits to $1 million the annual tax dedication for compensation paid to each of the chief executive officer and the three other highest paid executive officers employed at the end of the year (other than the chief financial officer). However, compensation that does not exceed $1 million during any fiscal year or that qualifies as "performance-based compensation" (as defined in Section 162(m)) is deductible. The Compensation Committee considers these requirements and attempts to ensure that both cash and equity components of the Named Executive Officers' total compensation are tax deductible by us, to the maximum extent possible, by the use of stockholder-approved plans that are intended to comply, to the extent practicable, with Section 162(m). The Compensation Committee reserves the right to make non-deductible awards (e.g. service vested restricted stock units). Beginning in fiscal 2014, our performance based cash incentive plan has been a subplan of our 2012 Equity Plan, which was approved by our stockholders. Accordingly, assuming that awards otherwise comply with the requirements of Section 162(m), which we believe will be the case, these awards should qualify as “performance-based compensation” and as a result be deductible. The Compensation Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on our executive compensation programs. The Compensation Committee maintains the discretion to provide compensation that is not considered performance-based under Section 162(m).

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the fiscal year ended August 2, 2014.

James P. Heffernan, Chair
Ann Torre Bates
Gail A. Graham

The foregoing Report of the Compensation Committee shall not be deemed "filed" for any purpose, including for the purposes of Section 18 of the Exchange Act or otherwise subject to the liabilities of that Section. The Report of the Compensation Committee does not contain soliciting material and shall not be deemed to be incorporated by reference into any filing under the Securities Act or under the Exchange Act, regardless of any general incorporation language in such filing.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table—Fiscal Years 2012-2014
The following table sets forth for each of the Named Executive Officers: (i) the dollar value of base salary and non-equity incentive compensation earned during the fiscal year indicated; (ii) the aggregate grant date fair value related to all equity-based awards made to the Named Executive Officer for the fiscal year; (iii) the change in pension value and non-qualified deferred compensation earnings during the fiscal year; (iv) all other compensation for the year; and (v) the dollar value of total compensation for the fiscal year.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total
Steven L. Spinner	2014	$872,300	$—	$2,669,457	$216,377	$964,682	$46,080	$80,325	(5)	$4,849,221
President and Chief Executive Officer	2013	846,866	—	2,726,107	283,124	807,161	75,197	80,374		4,818,829
	2012	822,200	—	2,728,262	176,170	917,282	—	77,559		4,721,473
Mark E. Shamber	2014	393,950	—	482,524	89,320	429,556	22,945	11,528	(6)	1,429,823
Senior Vice President, Chief Financial Officer and Treasurer	2013	382,454	—	496,303	121,147	249,787	21,571	11,348		1,282,610
	2012	371,315	—	579,369	77,042	343,945	1,885	10,653		1,384,209
Joseph J. Traficanti	2014	367,150	—	441,733	81,739	292,694	28,391	56,261	(7)	1,267,968
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	2013	356,462	—	444,434	108,555	213,778	37,038	15,845		1,176,112
	2012	346,080	—	519,506	70,571	274,156	1,354	16,732		1,228,399
Sean F. Griffin	2014	440,300	—	581,015	107,612	259,086	15,941	20,144	(8)	1,424,098
Chief Operating Officer	2013	427,450	—	588,579	143,640	384,526	18,819	21,174		1,584,188
	2012	415,000	—	579,589	72,317	470,941	494	22,169		1,560,510
Craig H. Smith	2014	366,100	—	431,910	79,926	144,226	15,100	11,609	(9)	1,048,871
Senior Vice President, National Sales and Service, President - Eastern Region	2013	355,401	—	444,610	108,555	191,429	15,649	11,427		1,127,071
	2012	345,050	—	475,120	61,634	277,582	3,257	16,347		1,178,990

(1)
Amounts shown represent the grant date fair value of awards of restricted stock units, and, with respect to Mr. Spinner in fiscal 2012 through fiscal 2014, performance shares and performance units at the target level, and, with respect to Messrs. Shamber, Traficanti, Griffin, and Smith in fiscal 2012 through fiscal 2014, performance units at the target level, as computed under ASC 718 granted during the fiscal year indicated. For performance shares and performance units, grant date fair value is calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures. These amounts do not necessarily reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended August 2, 2014 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards. The grant date fair value of awards of performance shares and performance units to Mr. Spinner in fiscal 2014, fiscal 2013 and fiscal 2012, assuming stretch performance, were $3,877,298, $4,123,918 and $3,727,395 respectively. The grant date fair value of awards of performance units to Messrs. Shamber, Traficanti, Griffin and Smith in fiscal 2014, assuming stretch performance, were $361,777, $331,480, $435,945, and $323,979, respectively. The grant date fair value of awards of performance units to Messrs. Shamber, Traficanti, Griffin and Smith in fiscal 2013, assuming stretch performance, were $424,162, $379,861, $502,914 and $380,145, respectively. The grant date fair value of awards of performance units to Messrs. Shamber, Traficanti, Griffin and Smith in fiscal 2012, assuming stretch performance, were $402,338, $346,149, $449,673 and $345,119, respectively.
The amounts shown in the column for fiscal 2013 also include $123,891, $53,020, $47,483, $62,865, and $47,518 for each of Messrs. Spinner, Shamber, Traficanti, Griffin and Smith, respectively, representing the dollar value of the discretionary award of 2,054, 879, 787, 1,042, and 788 shares of common stock to Messrs. Spinner, Shamber, Traficanti, Griffin and Smith, respectively, on September 10, 2013, related to the two-year performance period ended August 3, 2013.  Such amounts represent the number of shares multiplied by $60.31, the closing price per share of our common stock on the NASDAQ Global Select Market on August 2, 2013, the last business day of the fiscal year.

(2)
Amounts shown represent the grant date fair value of awards of stock options, as computed under ASC 718, granted to the Named Executive Officers during the fiscal year indicated. These amounts do not reflect the actual amounts that were paid to, or may be realized by, the Named Executive Officer for any of the fiscal years reflected. Refer to footnote 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended August 2, 2014 for a discussion of the relevant assumptions used to determine the grant date fair value of these awards.

(3)
Amounts shown for fiscal 2014 reflect payments made in fiscal 2015 under our 2014 Senior Management Cash Incentive Plan related to fiscal 2014 performance. For a discussion regarding the 2014 Senior Management Cash Incentive Plan, see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of our Executive Compensation Program—Performance-Based Annual Cash Incentive Compensation.

(4)
Amounts reported in this column represent earnings on deferred compensation that exceed 120% of the federal applicable long-term rate, which was 3.06%. These amounts as well as all other earnings on deferred compensation of the Named Executive Officers in fiscal 2014 are included in the table included under Nonqualified Deferred Compensation—Fiscal 2014 under the column "Aggregate Earnings in Last Fiscal Year."

(5)
Represents an automobile allowance ($5,062), an allowance for living expenses while in the area of our Corporate Headquarters in Providence, Rhode Island ($39,230), an amount received to "gross up" the two preceding benefits to offset the related tax obligations ($20,534), an allocation of shares under the ESOP ($2,612), our contributions to a 401(k) account ($8,713) and the provision of air and rail travel from Mr. Spinner's homes in New York and Pennsylvania to our Corporate Headquarters ($4,174).

(6)	Represents an allocation of shares under the ESOP ($2,612) and our contributions to a 401(k) account ($8,916).

(7)
Represents a scheduled distribution from the nonqualified deferred compensation plan ($41,122), an allocation of shares under the ESOP ($2,612), our contributions to a 401(k) account ($7,055), and the provision of air travel from Mr. Traficanti's home in Virginia to our Corporate Headquarters ($5,472).

(8)	Represents an allocation of shares under the ESOP ($2,612), our contributions to a 401(k) account ($7,142) and the payment of premiums for life insurance ($10,390).

(9)	Represents an allocation of shares under the ESOP ($2,612) and our contributions to a 401(k) account ($8,997).

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2014

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards (#)(3)	All Other Option Awards (#)(4)	Exercise Price of Option Awards ($/sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Steven L. Spinner	9/16/2013	—	—	—	—	—	—	—	13,130	67.48	216,377
	9/16/2013	—	—	—	—	—	—	10,830	—	—	730,808
	9/16/2013	—	—	—	—	22,229	44,458	—	—	—	1,500,000
	9/16/2013	—	—	—	$109,670	$438,649	$877,298	—	—	—	438,649
	N/A	305,305	654,225	1,308,450	—	—	—	—	—	—	—
Mark E. Shamber	9/16/2013	—	—	—	—	—	—	—	5,420	67.48	89,320
	9/16/2013	—	—	—	—	—	—	4,470	—	—	301,636
	9/16/2013	—	—	—	$45,207	$180,888	$361,777	—	—	—	180,888
	N/A	137,883	295,463	590,925	—	—	—	—	—	—	—
Joseph J. Traficanti	9/16/2013	—	—	—	—	—	—	—	4,960	67.48	81,739
	9/16/2013	—	—	—	—	—	—	4,090	—	—	275,993
	9/16/2013	—	—	—	$41,449	$165,740	$331,480	—	—	—	165,740
	N/A	91,788	183,575	367,150	—	—	—	—	—	—	—
Sean F. Griffin	9/16/2013	—	—	—	—	—	—	—	6,530	67.48	107,612
	9/16/2013	—	—	—	—	—	—	5,380	—	—	363,042
	9/16/2013	—	—	—	$54,483	$217,973	$435,945	—	—	—	217,973
	N/A	154,105	330,225	660,450	—	—	—	—	—	—	—
Craig H. Smith	9/16/2013	—	—	—	—	—	—	—	4,850	67.48	79,926
	9/16/2013	—	—	—	—	—	—	4,000	—	—	269,920
	9/16/2013	—	—	—	$40,510	$161,990	$323,979	—	—	—	161,990
	N/A	91,525	183,050	366,100	—	—	—	—	—	—	—

(1)
This column shows separately the possible payouts to the Named Executive Officers under our 2014 Senior Management Cash Incentive Plan for the fiscal year ended August 2, 2014 for "threshold", "target" and "stretch" performance. Actual amounts paid in September 2014 for these incentives are reflected in the table included under Summary Compensation Table—Fiscal Years 2012-2014 under the column "Non-Equity Incentive Plan Compensation."

(2)
For Mr. Spinner's award granted on September 16, 2013, this column shows the number of performance shares (22,229) granted in fiscal 2014 at target levels of performance. Vesting of Mr. Spinner's performance shares was linked to our attaining certain levels of operating income and return on invested capital for fiscal 2014. At the conclusion of the performance period, and based on our actual results measured against the performance measures, a total of 19,396 performance shares vested. The remainder of the performance shares were forfeited.

For each of the Named Executive Officers, including Mr. Spinner, with an award granted on September 16, 2013, this column shows the total dollar value of a performance-based restricted stock unit award made on the grant date in fiscal 2014, which is based on the sum of 125% of the Named Executive Officer’s base salary for fiscal 2013 and 50% of the amount of the performance-based annual cash incentive award earned by the Named Executive Officer based on fiscal 2013 performance and paid in fiscal 2014. At the conclusion of the two-year performance period, the performance units may vest based on our ROIC and Relative TSR. The performance units will be settled in a number of shares resulting from dividing the dollar value of the award earned by the closing price of our common stock on the last trading day prior to the last day of the performance period. The performance units and their related performance-based vesting are described in more detail in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program-Long-term, Equity-Based Incentive Program—Performance-Based Vesting Restricted Stock Units.

(3)
This column shows the number of time-based vesting restricted stock units granted in fiscal 2014 to the Named Executive Officers.  All of the time-based vesting restricted stock units vest in four equal annual installments beginning on the first anniversary of the date of grant.

(4)
This column shows the number of stock options granted in fiscal 2014 to the Named Executive Officers. These stock options vest and become exercisable on a one-for-one basis for our common stock in four equal annual installments beginning on the first anniversary of the date of grant and expire ten years from the date of grant.

(5)	This column shows the exercise price of stock option awards, which was the closing price of our common stock on the date of grant.

(6)
For grants during fiscal 2014, the amount shown with respect to each award represents the grant date fair value of the award calculated using the assumptions described in footnotes (1) and (2) of the table included under Summary Compensation Table—Fiscal Years 2012-2014. The grant date fair value of performance shares and performance units was calculated based on the probable outcome of the performance result (i.e., target level of performance) for each of the performance periods, excluding the effect of estimated forfeitures.

Outstanding Equity Awards at Fiscal 2014 Year-End
The following table summarizes information with respect to holdings of stock options and stock awards by the Named Executive Officers as of August 2, 2014. This table includes unexercised and unvested stock options, unvested time-based vesting restricted stock units and unvested performance-based vesting restricted stock units. Each equity grant is shown separately for each Named Executive Officer, except that incentive stock options and non-qualified stock options granted on the same date with the same material terms, including exercise price, vesting period and expiration date, are combined.
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Steven L. Spinner	9/16/2008	7,500	—	24.54	9/16/2018	—	—	—	—
	9/11/2009	12,311	—	24.30	9/11/2019	—	—	—	—
	9/10/2010	—	—	—	—	5,918	347,446	—	—
	9/10/2010	13,320	4,440	33.90	9/10/2020	—	—	—	—
	9/12/2011	—	—	—	—	11,430	671,055	—	—
	9/12/2011	8,575	8,575	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	6,870	403,338	—	—
	9/13/2012	5,790	17,370	58.98	9/13/2022	—	—	—	—
	9/16/2013	—	—	—	—	10,830	635,829	1,868	109,670
	9/16/2013	—	13,130	67.48	9/16/2023	—	—	—	—
Mark E. Shamber	12/8/2005	3,000	—	25.37	12/8/2015	—	—	—	—
	1/27/2006	3,000	—	31.67	1/27/2016	—	—	—	—
	12/7/2006	6,000	—	36.60	12/7/2016	—	—	—	—
	12/6/2007	6,000	—	28.32	12/6/2017	—	—	—	—
	9/16/2008	9,000	—	24.54	9/16/2018	—	—	—	—
	9/11/2009	9,378	—	24.30	9/11/2019	—	—	—	—
	9/10/2010	—	—	—	—	2,678	157,225	—	—
	9/10/2010	6,022	2,008	33.90	9/10/2020	—	—	—	—
	9/12/2011			—	—	5,000	293,550	—	—
	9/12/2011	3,750	3,750	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	2,940	172,607	—	—
	9/13/2012	2,478	7,432	58.98	9/13/2022	—	—	—	—
	9/16/2013	—	—	—	—	4,470	262,434	770	45,207
	9/16/2013	—	5,420	67.48	9/16/2023	—	—	—	—
Joseph J. Traficanti	6/19/2009	4,875	—	25.45	6/19/2019	—	—	—	—
	9/10/2010	—	—	—	—	2,415	141,785	—	—
	9/10/2010	—	1,810	33.90	9/10/2020	—	—	—	—

	9/12/2011	—	—	—	—	4,580	268,892	—	—
	9/12/2011	—	3,435	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	2,632	154,525	—	—
	9/13/2012	2,220	6,660	58.98	9/13/2022	—	—	—	—
	9/16/2013	—	—	—	—	4,090	240,124	706	41,449
	9/16/2013	—	4,960	67.48	9/16/2023	—	—	—	—
Sean F. Griffin	1/4/2010	1,848	—	27.20	1/4/2020	—	—	—	—
	9/10/2010	—	—	—	—	2,213	129,925	—	—
	9/10/2010	—	1,660	33.90	9/10/2020	—	—	—	—
	9/12/2011	—	—	—	—	4,690	275,350	—	—
	9/12/2011	—	3,520	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	3,487	204,722	—	—
	9/13/2012	2,938	8,812	58.98	9/13/2022			—	—
	9/16/2013	—	—	—	—	5,380	315,860	928	54,483
	9/16/2013	—	6,530	67.48	9/16/2023	—	—	—	—
Craig H. Smith	12/14/2010	—	—	—	—	1,830	107,439	—	—
	12/14/2010	1,372	1,373	36.61	12/14/2020	—	—	—	—
	9/12/2011	—	—	—	—	4,000	234,840	—	—
	9/12/2011	—	3,000	37.82	9/12/2021	—	—	—	—
	9/13/2012	—	—	—	—	2,632	154,525	—	—
	9/13/2012	—	6,660	58.98	9/13/2022	—	—	—	—
	9/16/2013	—	—	—	—	4,000	234,840	690	40,510
	9/16/2013	—	4,850	67.48	9/16/2023	—	—	—	—

(1)	All awards included in the table above vested or will vest in four equal annual installments beginning on the first anniversary of the date of grant.

(2)
Market value reflects the number of unvested restricted stock units multiplied by $58.71 per share, the closing price of our common stock on the NASDAQ Global Select Market on August 1, 2014, the last business day of fiscal 2014.

(3)
Represents the number of shares that may be issued pursuant to performance units at the threshold level of performance utilizing the closing price of our common stock on the NASDAQ Global Select Market on August 1, 2014, the day before the last business day of fiscal 2014. The performance units have performance criteria tied to our performance in fiscal 2014 and fiscal 2015, denominated in dollars at grant, and the number of performance units shown is based on the amounts of the Named Executive Officer's base salary and performance-based annual cash incentive award earned in fiscal 2013, which is described in more detail in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Long-term Equity-Based Incentive Program—Performance-Based Vesting Restricted Stock Units.

(4)
Market value reflects the number of shares that may be issued pursuant to performance units at the threshold level of performance, multiplied by $58.71 per share, the closing price of our common stock on the NASDAQ Global Select Market on August 1, 2014, the last business day of fiscal 2014.

Option Exercises and Stock Vested—Fiscal 2014
The following table summarizes information for the Named Executive Officers concerning exercise of stock options and vesting of restricted stock units, performance shares, and performance units during the fiscal year ended August 2, 2014, including (i) the number of shares of stock underlying options exercised in fiscal 2014; (ii) the aggregate dollar value realized upon such exercises of stock options utilizing the actual sales price for same-day sale transactions and the closing price for any exercise and hold transactions; (iii) the number of shares of stock received from the vesting of restricted stock units, performance shares and performance units during fiscal 2014; and (iv) the aggregate dollar value realized upon the vesting of such restricted stock units, performance shares and performance units. None of the performance-based restricted stock units awarded to the Named Executive Officers on September 16, 2013 were earned by the Named Executive Officers. For additional information see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Components of Our Executive Compensation Program—Long-Term Equity-Based Incentive Program—Performance-Based Incentive Program—Performance-Based Vesting Restricted Stock Units.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)		Value Realized on Vesting ($)(2)
Steven L. Spinner	—	—	39,412	(3)	$2,347,552	(3)
Mark E. Shamber	—	—	5,115	(4)	$312,048	(4)
Joseph J. Traficanti	7,055	233,748	3,168	(5)	$196,798	(5)
Sean F. Griffin	10,347	350,043	8,183		$535,815
Craig H. Smith	5,093	112,583	4,708		$306,134

(1)
In connection with the vesting of restricted stock and restricted stock units (including vested performance shares and performance units for Mr. Spinner), our Named Executive Officers surrendered shares of stock to cover withholding taxes, which reduced the actual value received upon vesting. The number of shares surrendered during fiscal 2014 but included in this table was: Mr. Spinner—24,615; Mr. Shamber—2,630; Mr. Traficanti—1,782; Mr. Griffin—3,792; and Mr. Smith—2,311.

(2)	Represents the product of the number of shares or shares underlying units vested and the closing price of our common stock on the NASDAQ Global Select Market on the vesting date.

(3)
Mr. Spinner was awarded performance shares during fiscal 2014, of which 19,396 performance shares vested effective August 2, 2014 and are included herein. Mr. Spinner has elected to defer 25% of the shares issued upon vesting of his September 11, 2009 restricted stock unit award. One-quarter of such restricted stock units vested during fiscal 2014, and the value herein excludes the impact of the resulting deferral of 2,031 shares ($119,443). For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Spinner's balance in the Deferred Stock Plan. See the table under Nonqualified Deferred Compensation—Fiscal 2014.

(4)
Mr. Shamber has elected to defer 50% of the shares issued upon vesting of his September 11, 2009, September 10, 2010 and September 12, 2011 restricted stock unit awards. One-quarter of such restricted stock units vested during fiscal 2014, and the value herein excludes the resulting deferral of 4,135 shares ($245,673). For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Shamber's balance in the Deferred Stock Plan. See the table under Nonqualified Deferred Compensation—Fiscal 2014.

(5)
Mr. Traficanti has elected to defer 100% of the shares issued upon vesting of his September 10, 2010 restricted stock unit award. One-quarter of such restricted stock units vested during fiscal 2014, and the value herein excludes the impact of the resulting deferral of 2,415 shares ($143,910). For each portion of these stock awards that vests but is deferred, the proportionate number of shares are allocated to Mr. Traficanti's balance in the Deferred Stock Plan. See the table under Nonqualified Deferred Compensation—Fiscal 2014.

Pension Benefits
We do not maintain any defined benefit pension plans.
Nonqualified Deferred Compensation—Fiscal 2014
Our executive officers and directors are eligible to participate in the Deferred Compensation Plan and the Deferred Stock Plan.
The Deferral Plans were established to provide participants with the opportunity to defer the receipt of all or a portion of their compensation. The purpose of the Deferral Plans is to allow executives and non-employee directors to defer compensation to a non-qualified retirement plan in amounts greater than the amount permitted to be deferred under our 401(k) Plan. Under the Deferral Plans, only the payment of the compensation earned by the participant is deferred and there is no deferral of the expense in our financial statements related to the participants' earnings. We record the related compensation expense in the year in which the compensation is earned by the participants.
Under the Deferred Compensation Plan, participants may elect to defer a minimum of $1,000 and a maximum of 90% of base salary and 100% of bonuses, commissions, and effective January 1, 2007, share unit awards, earned by the participants for the calendar year. Under the Deferred Stock Plan, which was frozen effective January 1, 2007, participants could elect to defer between 0% and 100% of their restricted stock awards. From January 1, 2009 to December 31, 2010, participants' cash-derived deferrals under the Deferred Compensation Plan earned interest at the 5-year certificate of deposit annual yield taken from the

Wall Street Journal Market Data Center (as captured on the first and last business date of each calendar quarter and averaged) plus 3% credited and compounded quarterly. Effective January 1, 2011, participants may elect to allocate their cash-derived deferrals to certain measurement funds which track the performance of actual mutual funds and are treated as deemed investments. The earnings that would have been received if such actual investment had been made are credited to the participants' accounts in proportion to their hypothetical investments. The value of equity-based awards deferred under the Deferred Compensation and Deferred Stock Plans are based upon the performance of our common stock.
A participant in our Deferral Plans who terminates his or her employment with us due to retirement will be paid his or her Deferral Plan balances in a lump sum or in installments over a pre-determined period of time. A participant who terminates his or her employment with us due to disability (as defined in each of the Deferral Plans) will be paid his or her balances in a lump sum within 60 days after such participant is determined to have become disabled. Beneficiaries of a participant who dies before a complete payout of his or her Deferral Plan balances will receive a lump sum payment within 60 days after the Compensation Committee is provided with proof of death of such participant. A participant who terminates his or her employment with us for any other reason will receive payment of his or her Deferral Plan balances in a lump sum, within 60 days after either (a) the six-month anniversary of the date on which such participant's employment with us terminates, if such participant is a "key employee" under the Deferral Plans or (b) the date on which such participant's employment with us terminates, for all other participants.
The following table summarizes information regarding the non-qualified deferred compensation of the Named Executive Officers in fiscal 2014, including deferrals of salaries, performance-based cash incentive compensation, and restricted stock unit compensation earned.
NONQUALIFIED DEFERRED COMPENSATION

Name	Type of Deferral	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (2)(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Steven L. Spinner	Cash Compensation	$167,275	$—	$80,288	$—	$1,055,366
	Deferred Stock	119,443	—	(9,952)	—	476,960
Mark E. Shamber	Cash Compensation	929	—	34,622	—	335,790
	Deferred Stock	245,673	—	(28,134)	—	1,168,417
Joseph J. Traficanti	Cash Compensation	89,633	—	41,014	(41,122)	388,515
	Deferred Stock	143,910	—	(9,853)	—	425,354
Sean F. Griffin	Cash Compensation	87,139	—	24,306	—	283,517
	Deferred Stock	—	—	—	—	—
Craig H. Smith	Cash Compensation	48,636	—	20,679	—	186,581
	Deferred Stock	—	—	—	—	—

(1)
Amounts reported as "Deferred Compensation" in this column are reported as compensation in the "Salary" and "Non-Equity Incentive Compensation" columns for fiscal 2014 of the table under Summary Compensation Table—Fiscal Years 2012-2014.

(2)
Participants' non-equity deferrals under the Deferred Compensation Plan earned investment returns based on the performance of certain measurement funds as allocated by the participants. Any amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for non-equity awards that had preferential earnings (in excess of 120% of the July 2014 "compounded annually" federal long-term rate) have been reported as compensation in the "Nonqualified Deferred Compensation Earnings" column in the table under Summary Compensable Table—Fiscal Years 2012-2014.

(3)
The value of equity-based awards deferred under the Deferral Plans is based upon the performance of our common stock. For restricted stock and restricted stock units, earnings are calculated as follows: (i) number of vested shares deferred in fiscal 2014 valued at the change in the closing stock price from the date of vesting to the end of fiscal 2014 plus, (ii) the number of vested shares that were deferred prior to fiscal 2014, valued by the change in the closing stock price on the first day of fiscal 2014 to the last day of fiscal 2014. None of the amounts reflected in the "Aggregate Earnings in Last Fiscal Year" column for equity awards have been reported as compensation in table under Summary Compensable Table—Fiscal Years 2012-2014 as a result of the fact that above-market or preferential earnings are not possible in connection with these items.

(4)
This column includes the following amounts that previously have been reported as non-equity compensation in fiscal 2013 and fiscal 2012 in the table under Summary Compensation Table—Fiscal Years 2012-2014 and summary compensation tables for prior fiscal years, combined: Mr. Spinner—$460,052; Mr. Shamber—$160,734; Mr. Traficanti—$192,464, Mr. Griffin—$110,962 and Mr. Smith—$112,982.
Potential Payments Upon Termination or Change-in-Control
The information below describes and quantifies the compensation that would become payable to each of our Named Executive Officers under existing plans and arrangements if the Named Executive Officer's employment had terminated on August 2, 2014, given the Named Executive Officer's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits generally available to salaried employees. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price at the time of such event.
As discussed under EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Severance Agreements and Change in Control Agreements, we are currently a party to a severance agreement and change in control agreement with each of our Named Executive Officers.
If one of the Named Executive Officers were to die or become disabled, any unvested restricted stock units would become immediately vested (with performance units vesting at target levels of performance), and any unexercisable stock options would be cancelled and forfeited. Any vested stock options exercisable at the time of death or disability would be exercisable for a period of time which ranges between one and three years, depending on the date of the grant, or until the grants' expiration date, if earlier.
For a description of termination provisions in the severance and change in control agreements, see EXECUTIVE COMPENSATION—Compensation Discussion and Analysis—Other Programs, Policies and Considerations—Severance Agreements and Change in Control Agreements. In addition, the award agreements for long-term equity-based incentives also address some of these circumstances. The following table describes the potential payments as of August 2, 2014 upon termination of the Named Executive Officers. This table excludes potential payments related to our Deferral Plans, which are described in more detail in Nonqualified Deferred Compensation—Fiscal 2014.

BENEFITS UPON TERMINATION OF EMPLOYMENT

Payments Upon Termination	Employee Resignation for Good Reason		Termination Without Cause		Termination following Change in Control(1)		Termination as a result of Death or Disability		Termination for Cause or Resignation for Other Than Good Reason
Steven L. Spinner
Cash Severance Pay	$872,300	(2)	$872,300	(2)	$3,243,778	(3)	$—		$—
Medical Benefits	15,365	(4)	15,365	(4)	46,094	(4)	—		—
Unvested ESOP	—		—	(5)	—	(10)	—		—
Acceleration of Stock Options	—		199,722	(7)	289,288	(7)	—		—
Acceleration of Stock Awards	—		1,358,021	(7)	2,439,283	(7)	2,439,283	(8)	—
Total	$887,665		$2,445,408		$6,018,443		$2,439,283		$—
Mark E. Shamber
Cash Severance Pay	$393,950	(2)	$393,950	(2)	$1,409,444	(9)	$—		$—
Medical Benefits	11,914	(4)	11,914	(4)	35,743	(4)	—		—
Unvested ESOP	—		—		—	(10)	—		—
Acceleration of Stock Options	—		—		128,156	(7)	—		—
Acceleration of Stock Awards	—		—		1,043,218	(7)	1,043,218	(8)	—
Total	$405,864		$405,864		$2,616,561		$1,043,218		$—
Joseph J. Traficanti
Cash Severance Pay	$367,150	(2)	$367,150	(2)	$1,287,393	(9)	$—		$—
Medical Benefits	477	(4)	477	(4)	1,430	(4)	—		—
Unvested ESOP	—		—		—	(10)	—		—
Acceleration of Stock Options	—		—		116,663	(7)	—		—
Acceleration of Stock Awards	—		—		949,517	(7)	949,517	(8)	—
Total	$367,627		$367,627		$2,355,003		$949,517		$—
Sean F. Griffin
Cash Severance Pay	$440,300	(2)	$440,300	(2)	$972,761	(11)	$—		$—
Medical Benefits	11,914		11,914		35,743	(4)	—		—
Unvested ESOP	—		—		17,586	(6)	—		—
Acceleration of Stock Options	—		—		114,717	(7)	—		—
Acceleration of Stock Awards	—		—		1,115,490	(7)	1,115,490	(8)	—
Total	$452,214		$452,214		$2,256,297		$1,115,490		$—
Craig H. Smith
Cash Severance Pay	$366,100	(2)	$366,100	(2)	$705,487	(11)	$—		$—
Medical Benefits	15,065		15,065		45,196	(4)	—		—
Unvested ESOP	—		—		8,417	(6)	—		—
Acceleration of Stock Options	—		—		93,013	(7)	—		—
Acceleration of Stock Awards	—		—		872,607	(7)	872,607	(8)	—
Total	$381,165		$381,165		$1,724,720		$872,607		$—

(1)
Amounts presented in this column assume that the Named Executive Officer is terminated without Cause or resigns for Good Reason following a Change in Control. If the Named Executive Officer's employment were terminated for any reason other than termination without Cause or resignation for Good Reason within one year following a Change in Control, the Named Executive Officer would be entitled only to the amounts set forth in the Acceleration of Stock Options and Acceleration of Stock Awards rows.

(2)
Amount represents continuation of the Named Executive Officer's base salary for one year following the assumed date of termination, but does not include any earned but unpaid cash incentive payment as of the assumed termination date.

(3)
Amount represents the sum of (i) three times Mr. Spinner's base salary and (ii) the average of Mr. Spinner's cash incentive payments paid in up to the three years prior to the year in which his employment was assumed terminated, but does not include any earned but unpaid cash incentive payment as of the assumed termination date.

(4)
Amount represents the value of continuing medical benefits for the Named Executive Officer and his dependents for a period of twelve months following a termination by us without Cause or a resignation by the Named Executive Officer for Good Reason, or in the case of termination by us without Cause or his resignation for Good Reason in either event within one year following a Change in Control, continuation of those benefits for three years following the termination date.

(5)
Amount represents an amount equal to the pro rata portion (based on the number of full calendar months elapsed in the fiscal year of termination) of the unvested balance of the ESOP which would vest on the next anniversary date following the date of the Employee’s termination.

(6)	Amount represents the value of the Named Executive Officer's ESOP account balance as of August 2, 2014, which would become 100% vested as of the termination date.

(7)
Amount represents the intrinsic value of each unvested stock option, share of restricted stock, restricted stock unit or unearned performance unit outstanding on August 2, 2014, and which vests on an accelerated basis following the relevant termination event, with unearned performance units vesting based on the "target" level of performance. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $58.71 per share, the closing price of our common stock on the NASDAQ Global Select Market on August 1, 2014, the last business day of fiscal 2014, exceeds the exercise price payable per award, if any.

(8)
Amount represents the intrinsic value of each restricted stock unit (with performance units vesting at target levels of performance) outstanding on August 2, 2014, which vests on an accelerated basis following the death or disability (as defined in the 2004 Equity Plan or 2012 Equity Plan, as applicable) of the Named Executive Officer. These amounts are calculated by multiplying (i) the aggregate number of equity awards which vest on an accelerated basis by (ii) the amount by which $58.71 per share, the closing price of our common stock on the NASDAQ Global Select Market on August 1, 2014, the last business day of fiscal 2014, exceeds the exercise price payable per award, if any.

(9)
Amount represents the sum of (i) 2.99 times the Named Executive Officer's base salary at the assumed termination date; and (ii) the average of the Named Executive Officer's cash incentive payments paid in up to the three years prior to the year in which his employment was assumed terminated, but does not include any bonus earned but not paid as of the assumed termination date.

(10)	The Named Executive Officer is already fully vested in his ESOP account balance as of August 2, 2014. Therefore no incremental benefit would be realized as a result of a change in control.

(11)
Amount represents the sum of (i) 1.5 times the Named Executive Officer's base salary at the assumed termination date; and (ii) the average of the officer's cash incentive payments paid in up to the three years prior to the year in which his employment was assumed terminated, but does not include any bonus earned but not paid as of the assumed termination date.

PROPOSAL 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board, upon the recommendation of the Audit Committee, has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending August 1, 2015, subject to ratification by stockholders at the annual meeting. Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by law or otherwise. However, the Board is submitting the selection of KPMG LLP to stockholders for ratification as a matter of good corporate governance. If stockholders do not ratify the selection of KPMG LLP, the Board will reconsider the matter.
Representatives of KPMG LLP, which served as our independent registered public accounting firm for the fiscal year ended August 2, 2014, will be present at the annual meeting to respond to appropriate questions and to make such statements as they may desire.
The Board unanimously recommends that stockholders vote “FOR” ratification of the selection of KPMG LLP as our independent registered public accounting firm for fiscal 2015. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.
Fees Paid to KPMG LLP
In addition to retaining KPMG LLP to audit our financial statements for fiscal 2014, we engaged the firm from time to time during the year to perform other services. The following table sets forth the aggregate fees billed by KPMG LLP in connection with services rendered during the last two fiscal years.

Fee Category	Fiscal 2014	Fiscal 2013
Audit Fees	$1,066,535	$1,190,277
Audit-Related Fees	72,000	70,132
Tax Fees	111,509	228,610
All Other Fees	67,650	1,650
	$1,317,694	$1,490,669
Audit Fees consists of fees billed for professional services rendered in connection with the audit of our annual financial statements, including fees related to KPMG LLP's assessment of internal control over financial reporting, the review of the interim financial statements included in quarterly reports and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
Audit-Related Fees consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under "Audit Fees." These services include employee benefit plan audits, accounting consultations in connection with acquisitions, attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
Tax Fees consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, cost segregation studies, tax audit defense and mergers and acquisitions.
All Other Fees consists of fees for services other than the services reported above. In fiscal 2013 and 2014, we utilized KPMG LLP for a subscription to an online accounting research tool. Fiscal 2014 includes diligence fees related to the acquisition of Trudeau.
The Audit Committee has considered whether the provision of the non-audit services described above by KPMG LLP is compatible with maintaining auditor independence and determined that KPMG LLP's provision of non-audit services did not compromise its independence as our independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
In accordance with its charter, the Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by KPMG LLP. These services may include audit services, audit-related services, tax services and other related services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. KPMG LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by KPMG LLP in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. In fiscal 2012, the Audit Committee approved revisions to its charter and adopted a written pre-approval policy pursuant to which, among other things, the Audit Committee delegated pre-approval authority (subject to certain exceptions and dollar limits) to the chairperson of the Audit Committee who shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. During fiscal 2014, all services provided to us by KPMG LLP were pre-approved either by the Audit Committee or the chairperson of the Audit Committee acting pursuant to delegated authority in accordance with the pre-approval policy and the Audit Committee's charter.

PROPOSAL 3—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION
As described in EXECUTIVE COMPENSATION—Compensation Discussion and Analysis, the Compensation Committee's goal in setting executive compensation is to provide a compensation program that attracts individuals with the skills necessary for us to achieve our business plan, motivates our executive talent, rewards those individuals fairly over time for performance that enhances stockholder value and retains those individuals who continue to perform at or above the levels that are deemed necessary to ensure our success. Our compensation program is also designed to reinforce a sense of ownership in our company, urgency with respect to meeting deadlines and overall entrepreneurial spirit and to link rewards, including both short-term and longer term awards, as well as cash and non-cash awards, to measurable corporate and individual performance metrics established by the Compensation Committee. In applying these principles, we seek to integrate compensation with our short- and long-term strategic plans and to align the interests of our executives with the long-term interests of our stockholders.
Our compensation programs are designed so that they maintain a pay-for-performance incentive program but do not include compensation mix overly weighted toward annual incentives, highly leveraged short-term incentives, uncapped or "all or nothing" bonus payouts or unreasonable performance goals. Our cash and equity incentive programs include several design features that reduce the likelihood of excessive risk-taking, including the use of reasonably obtainable and balanced performance metrics, maximum payouts at levels deemed appropriate, a carefully considered "peer group" to assure our compensation practices are measured and appropriately competitive, and significant weighting towards long-term incentives that promote longer-term goals and reward sustainable stock, financial and operating performance, especially when combined with our executive stock ownership guidelines. Additionally, our executive compensation recoupment policy allows us to recover bonus payments and certain equity awards under certain circumstances, and compliance and ethical behaviors are factors considered in all performance and bonus assessments.
Stockholders are urged to read the Compensation Discussion and Analysis, which discusses how our compensation policies and procedures implement our compensation objectives and philosophies, as well as the table under EXECUTIVE COMPENSATION TABLES—Summary Compensation Table—Fiscal Years 2012-2014 and other related compensation tables and narrative disclosure which describe the compensation of our Named Executive Officers in fiscal 2014.
The Compensation Committee and the Board believe that the policies and procedures articulated in the Compensation Discussion and Analysis are effective in aligning the interests of our executives with those of our stockholders and incentivizing performance that supports our short- and long-term strategic objectives, and that the compensation of the Named Executive Officers in fiscal 2014 reflects and supports these compensation policies and procedures.
As required by Section 14A of the Exchange Act and as a matter of good corporate governance, stockholders will be asked at the annual meeting to approve the following advisory resolution:
RESOLVED, that the compensation paid to the Company's Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.
This advisory vote, commonly referred to as a "say-on-pay" advisory vote, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.
The Board unanimously recommends that stockholders vote “FOR” the advisory approval of our executive compensation. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

PROPOSAL 4—APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO ELIMINATE SUPERMAJORITY PROVISIONS
We are proposing amendments to our Certificate of Incorporation and Bylaws to eliminate the supermajority provisions contained in our Certificate of Incorporation and Bylaws.
Background
At our 2013 annual meeting of stockholders, a significant percentage of our stockholders supported and approved a non-binding stockholder proposal to eliminate the supermajority provisions contained in our Certificate of Incorporation and Bylaws. As a result, the Nominating and Governance Committee and the Board evaluated the voting requirements imposed by our Certificate of Incorporation and Bylaws and the advisability of those provisions in light of continued developments in corporate governance best practices. In evaluating the current voting requirements, the Nominating and Governance Committee and the Board considered, among other matters, certain of the principal arguments for and against the current voting standards imposed by our Certificate of Incorporation and Bylaws and reviewed trends and best practices in corporate governance, as well as the corporate governance practices and policies of a number of other corporations. The Nominating and Governance Committee and the Board concluded from their reviews that an increasing number of companies are beginning to view supermajority voting requirements as overly burdensome and inconsistent with principals of good corporate governance, and while this voting requirement can be beneficial in some instances, the Board has determined that there are compelling arguments for the elimination of the supermajority voting protections in our Certificate of Incorporation and Bylaws.
For these reasons and in light of the strong stockholder support of this proposal at the 2013 annual meeting of stockholders, and based on the Board’s evaluation of our corporate governance practices and the best interests of the Company and its stockholders, we are asking our stockholders to approve amendments to our Certificate of Incorporation and Bylaws to eliminate the supermajority provisions contained in our Certificate of Incorporation and Bylaws. The Nominating and Governance Committee recommended the proposed amendments to the Board for approval and the Board unanimously approved and recommends that our stockholders approve the proposed amendments to our Certificate of Incorporation and Bylaws as set out below and on Appendix A.
Proposed Amendments to our Certificate of Incorporation and Bylaws
Approval of this Proposal 4 will result in the following changes to our Certificate of Incorporation and our Bylaws:

•
The supermajority voting provisions in Article Eleventh (Section 6) of our Certificate of Incorporation will be amended to reduce the required vote for the removal of directors by the stockholders to a majority of the shares of the capital stock of the Company issued and outstanding and entitled to vote.

•
The supermajority voting provisions in Articles Eleventh (Section 10), Twelfth and Thirteenth of our Certificate of Incorporation will be eliminated, thereby reducing the required vote for amendment, alteration, change or repeal of all provisions of our Certificate of Incorporation to an affirmative vote of a majority of the Company’s issued and outstanding shares of capital stock entitled to vote on such amendment, alteration, change or repeal.

•
The supermajority voting provisions in Section 2.5 of our Bylaws will be amended to reduce the required vote for the removal of directors by the stockholders to a majority of the shares of the capital stock of the Company issued and outstanding and entitled to vote.

•
The supermajority voting provisions and any references thereto in Article Seven of our Bylaws will be eliminated, thereby reducing the required vote for amendment, alteration, change or repeal of all provisions of our Bylaws to an affirmative vote of a majority of the Company’s issued and outstanding shares of capital stock entitled to vote on such amendment, alteration, change or repeal. As a result of the amendments to Article Seven of our Bylaws, the Board and our stockholders will each be able to amend any Article or Section of our Bylaws without the vote of the other. In the case of amendments approved by the stockholders, the affirmative vote of the holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote on such amendment will be required.

Proposal 5 below seeks approval of the stockholders of amendments to our Certificate of Incorporation and our Bylaws to permit our stockholders to call a special meeting. If Proposal 4 and 5 are both approved by the requisite vote of our stockholders, Article Thirteenth of our Certificate of Incorporation will be amended to eliminate the supermajority voting provision and to permit our stockholders to call special meetings of stockholders.
The summary of the proposed amendments to Articles Eleventh (Sections 6 and 10), Twelfth and Thirteenth of our Certificate of Incorporation and Section 2.5 and Article Seven of our Bylaws set forth above is qualified in its entirety to the text of the proposed amendments, which are attached as Appendix A to this Proxy Statement. Additions of text to our Certificate of Incorporation and Bylaws contained in Appendix A are indicated by underlining and text that will be deleted is stricken through.

Vote Required and Board Recommendation
The approval of the proposed amendments to our Certificate of Incorporation and Bylaws requires the affirmative vote of the holders of at least 67% of the shares of our capital stock issued and outstanding and entitled to vote. If this proposal is approved by our stockholders, we intend to promptly file an appropriate amendment to our Certificate of Incorporation with the State of Delaware. The proposed corresponding amendment to our Bylaws will become effective if and when the proposed amendments to our Certificate of Incorporation become effective. If this proposal is not approved by our stockholders, neither the amendment to our Certificate of Incorporation nor the corresponding amendments to our Bylaws will become effective and the supermajority provisions in our Certificate of Incorporation and our Bylaws, will not be eliminated.
The Board unanimously recommends that our stockholders vote “FOR” approval of the proposed amendments to our Certificate of Incorporation and Bylaws eliminate the supermajority voting provisions. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

PROPOSAL 5—APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION AND BYLAWS TO PERMIT STOCKHOLDERS TO CALL SPECIAL MEETINGS
We are proposing amendments to our Certificate of Incorporation and Bylaws to permit stockholders owning 25% or more of our outstanding common stock to call special meetings of our stockholders.
Background
Our Certificate of Incorporation and Bylaws each provide that special meetings of our stockholders may be called at any time by only the Chair of our board of directors, our Chief Executive Officer (or, if there is no Chief Executive Officer, our President) or our board of directors. Presently, our stockholders are not permitted to call special meetings of our stockholders.
To enhance our stockholders’ rights, and after careful consideration, the Nominating and Governance Committee has recommended, and the Board has approved for consideration by our stockholders, amendments to Article Thirteenth of our Certificate of Incorporation and section 1.3 of our Bylaws that would permit stockholders representing at least 25% of the outstanding shares of our common stock to call a special meeting of our stockholders if those stockholders requesting the special meeting have continuously held a net long position in those shares for at least one year. The Board believes that stockholders should have the right to call a special meeting, provided that the meeting is proposed by stockholders who have a true economic interest in a significant percentage of our shares and have held that interest for at least a year.
Because our stockholders already have the right to propose business for consideration at our annual meeting of stockholders, the Board believes that special meetings should only be called to consider extraordinary events that are of interest to a broad base of our stockholders and that cannot be delayed until our next annual meeting of stockholders. For every special meeting, we must incur significant expenses including legal, printing and mailing expenses, as well as other costs normally associated with holding a stockholder meeting. Moreover, organizing and preparing for a special meeting requires significant attention from our directors, officers and other employees, diverting their focus from performing their primary functions of overseeing and operating our business in the best interest of all of our stockholders.
The Board believes that a 25% threshold strikes an appropriate balance between enhancing stockholder rights and protecting against the risk that a small minority of stockholders, including stockholders with special interests, could trigger the expense and distraction of a special meeting to pursue matters that are not widely viewed as requiring immediate attention. The one-year holding period and net long position requirements similarly protect against a meeting being called by stockholders with only a short-term interest in our company. A “net long position” means those shares of our common stock as to which the stockholder possesses (i) the sole power to vote or direct the voting, (ii) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss) and (iii) the sole power to dispose of or direct the disposition. Net long shares do not include those shares were the stockholder holds a negative (also known as a “short”) economic interest. Taking into account the extent to which stockholders requesting a special meeting hedge their shares (or otherwise reduce or offset their economic exposure in their shares) and how long they have held their shares ensures, the Board believes, that on balance, stockholders seeking to call a special meeting share the same economic interest in our company as a majority of our stockholders.
The proposed amendment to Section 1.3 of our Bylaws contains procedural and informational requirements for stockholders to call a special meeting, and provides that a special meeting requested by a stockholder otherwise meeting the ownership and holding period requirements is not required to be called if (i) the request for a special meeting does not comply with the procedural and informational requirements of our Bylaws, (ii) the business specified in the special meeting request is not a proper subject for stockholder action under applicable law, (iii) the Board has called or calls for an annual or special meeting of stockholders to be held within 90 days after our corporate secretary receives the special meeting request and the Board determines that the business of such meeting includes the business specified in the special meeting request, (iv) the special meeting request is received by our corporate secretary during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (v) an identical or substantially similar item was presented at any meeting of stockholders held within 90 days prior to receipt by our corporate secretary of the special meeting request or (vi) the special meeting request was made in a manner that violated Regulation 14A under the Exchange Act or other applicable law. In addition, representatives of stockholders proposing a special meeting will be required to establish their eligibility by submitting specified information to our corporate secretary.
The Board believes that the proposed amendments to Article Thirteenth of our Certificate of Incorporation and Section 1.3 of our Bylaws are in the best interests of our stockholders.
The summary of the proposed amendments to Article Thirteenth of our Certificate of Incorporation and Section 1.3 of our Bylaws set forth above is qualified in its entirety to the text of the proposed amendments, which are attached as Appendix B to this Proxy Statement. Additions of text to Article Thirteenth of our Certificate of Incorporation and Section 1.3 of our Bylaws contained in Appendix B are indicated by underlining and text that will be deleted is stricken through.

Proposal 4 above seeks approval of the stockholders of amendments to our Certificate of Incorporation and our Bylaws to eliminate the supermajority voting provisions in our Certificate of Incorporation and our Bylaws, including those contained in Article Thirteenth of our Certificate of Incorporation. If Proposal 4 and Proposal 5 are both approved by the requisite vote of our stockholders, Article Thirteenth will be amended both to eliminate the supermajority voting provision and to permit our stockholders to call special meetings of stockholders.
Vote Required and Board Recommendation
The affirmative vote of the holders of at least 67% of our outstanding common stock is required to approve the amendments to our Certificate of Incorporation and Bylaws proposed by this Proposal 5. If this proposal is approved by our stockholders, we intend to promptly file an appropriate amendment to our Certificate of Incorporation with the State of Delaware. The proposed corresponding amendment to our Bylaws will become effective if and when the proposed amendments to our Certificate of Incorporation become effective. If this proposal is not approved by our stockholders, neither the amendment to our Certificate of Incorporation nor the corresponding amendments to our Bylaws will become effective and stockholders will not be permitted to request a special meeting of stockholders.
The Board unanimously recommends that our stockholders vote “FOR” approval of the proposed amendments to our Certificate of Incorporation and Bylaws to permit stockholders to call special meetings. Proxies received by the Board will be voted “FOR” the proposal unless a contrary choice is specified in the proxy.

PROPOSAL 6—STOCKHOLDER PROPOSAL ON POLICY REGARDING ACCELERATED VESTING OF EQUITY AWARDS OF SENIOR EXECUTIVE OFFICERS UPON A CHANGE IN CONTROL
We have been advised that the Teamsters General Fund of the International Brotherhood of Teamsters, 25 Louisiana Avenue, NW, Washington, DC 20001, beneficial owner of no less than 185 shares of common stock, intends to present the following proposal for consideration at the annual meeting. The proponent's resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent's proposal or supporting statement.
Proponents’ Proposal and Supporting Statement
RESOLVED: The shareholders ask the Board of Directors to adopt a policy that in the event of a change in control (as defined under any applicable employment agreement, equity incentive plan or other plan), there shall be no acceleration of vesting of any equity award granted to any senior executive officer, provided, however, that the Board's Compensation Committee may provide in an applicable grant or purchase agreement that any unvested award will vest on a partial, pro rata basis up to the time of the senior executive's termination, with such qualifications for an award as the Committee may determine.
For purposes of this Policy, "equity award" means an award granted under an equity incentive plan as defined in Item 402 of the SEC's Regulation S-K, which addresses executive compensation. This resolution shall be implemented so as not to affect any contractual rights in existence on the date this proposal is adopted.
SUPPORTING STATEMENT: United Natural Foods, Inc., ("the Company") allows senior executive officers to receive an accelerated award of unearned equity under certain conditions after a change of control of the Company. We do not question that some form of severance payments may be appropriate in that situation. We are concerned, however, that current practices at the Company may permit windfall awards that have nothing to do with an executive's performance.
According to last year's proxy statement, a termination combined with a change of control at the end of the 2013 fiscal year could have accelerated the vesting of $10 million worth of long-term equity to United Natural Foods' five named executive officers, with Mr. Spinner, the President and CEO, entitled to approximately $4 million out of a total personal severance package worth $7.2 million under certain termination scenarios.
In this regard, we note that United Natural Foods uses a "double trigger" mechanism to determine eligibility for accelerated vesting: (1) there must be a change of control, which can occur as defined in the plan or agreement, and (2) employment must be terminated.
We are not persuaded by the argument that executives somehow "deserve" to receive unvested awards. To accelerate the vesting of unearned equity on the theory that an executive was denied the opportunity to earn those shares seems inconsistent with a "pay for performance" philosophy worthy of the name.
We do believe, however, that an affected executive should be eligible to receive an accelerated vesting of equity awards on a pro rata basis as of his or her termination date, with the details of any pro rata award to be determined by the Compensation Committee.
Other major corporations, including: Apple, Chevron, Dell, ExxonMobil, IBM, Intel, Microsoft, and Occidental Petroleum, have limitations on accelerated vesting of unearned equity, such as providing pro rata awards or simply forfeiting unearned awards.
We urge you to vote FOR this proposal.
The Company’s Statement in Opposition to Proposal 6
The Board and the Nominating and Governance Committee, with input from the Board’s Compensation Committee, have carefully considered the proposal submitted by the Teamsters General Fund of the International Brotherhood of Teamsters (the “Teamsters”) and believe that its adoption is not in the best interests of the Company or its stockholders. For the reasons discussed below, the Board opposes this stockholder proposal and unanimously recommends that stockholders vote “AGAINST” the stockholder proposal.
Existing Use of Double Trigger Vesting. For all our employees who participate in our equity plans, including our senior executive officers, we utilize a “double-trigger” mechanism for accelerating the vesting of equity awards upon a change in control. As applicable in the case of our equity plans, double-trigger acceleration requires both the occurrence of a change in control and a termination of employment within one year following such change in control. None of our senior executive officers are parties to an equity award agreement with us that requires the automatic vesting of any equity award solely upon the consummation of a change in control. The Board believes that its current practice of using double-trigger acceleration of vesting of equity awards is appropriate and in the best interest of the Company and its stockholders as it would help prevent the loss of key personnel in a change in control situation and is consistent with the practices of numerous publicly traded companies, including many of those with whom we compete for talent and against whom we evaluate our performance. The proponent’s proposal seeks to substitute the Board’s ability to exercise its informed business judgment to determine whether, and on what conditions, the acceleration of vesting of equity awards is in our and our stockholders best interest with the proponent’s view that the amount of time a senior executive officer is employed represents the extent to which an equity award is “earned”.
Stockholders Endorse UNFI’s Pay-For-Performance Program. The compensation of our named executive officers was approved by holders of more than 97%, and 92%, respectively of the votes cast at each of our 2013 and 2012 annual meetings of stockholders, and the 2012 Equity Plan, which includes provisions for the acceleration of vesting of equity awards issued to our senior executive officers upon a termination of these individuals’ employment following a change in control, was approved by holders of more than 88.7% of the votes cast at our 2012 annual meeting of stockholders. The Board believes that our stockholders have had, and will continue to have, the opportunity to provide holistic feedback on our compensation practices.
A significant portion of our senior executive officers’ compensation opportunity is provided in the form of equity awards that vest either over a period of up to four years of continued employment or upon the achievement of rigorous performance-related metrics. This equity-based compensation only has value if vesting of the award occurs, and these equity awards support the achievement of our business strategies and goals in a manner that is consistent with the pay-for-performance philosophy favored by the Board and Compensation Committee. Evidencing this philosophy is the fact that despite solid underlying corporate performance none of our senior executives vested in their two-year, long-term performance unit awards granted in fiscal 2013 because of the failure to achieve the performance metrics of these performance awards as described in more detail above under the caption “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Components of our Executive Compensation Program - Performance-Based Vesting Restricted Stock Units - Settlement of Fiscal 2013 Awards”.
Executives Aligned with Stockholders in Possible Change in Control Transaction. The Board believes that our existing practice of using double-trigger acceleration of vesting of equity awards aligns the interest of our senior executive officers with those of our stockholders and will incentivize our senior executive officers to remain objective, avoid conflicts of interest and stay focused on executing a strategic change that maximizes stockholder value in a change in control situation. We believe that our existing double-trigger acceleration of vesting practice will motivate our employees, including our senior executive officers, to continue to work for us, even if they perceive that a change in control is imminent, which prevents the potential loss of key personnel at a time when retaining such employees could have a critical impact on the successful execution of a change in control transaction that would benefit our stockholders. The risk of job loss, coupled with the loss of significant equity awards, may present an unnecessary distraction for our senior executive officers and could lead to our senior executive officers beginning to seek new employment while a change in control transaction is being negotiated or is pending. The Board believes that the proponent’s proposal, which would have us adopt a policy under which equity awards of senior executive officers would vest on an accelerated basis using a vague, pro rata formula, would frustrate our retention objectives in a change in control situation. Moreover, the proponent’s proposal, where senior executive officers would be treated significantly worse than other employees who participate in our equity plans, serves no legitimate stockholder interest and undermines the objectives discussed above for the individuals most at risk of departure in connection with a potential change in control.
Competitive Disadvantage of Proponent’s Proposal. From a competitive standpoint, we are mindful of the acceleration practices of other publicly traded companies with whom we compete for talent, unlike the proponent who cites eight companies that have considerably larger market capitalizations than us (and thus are, we believe, highly unlikely to experience a change in control) and compete in the technology and petrochemical industries. Based on publicly available information, a significant majority of the public companies against whom we have historically compared our performance (and we believe the majority of public companies generally) do not restrict the acceleration of vesting of equity awards in connection with a termination following a change in control. In fact, a number of the companies against whom we have historically compared our performance utilize a “single-trigger” acceleration mechanism, which allows for acceleration of vesting of equity awards upon a change in control without the requirement of a termination of employment. The Board believes that limiting our existing practice of using double-trigger acceleration of vesting of equity awards could significantly disadvantage us from recruiting and retaining key executives, particularly in light of the practices of other companies with whom we compete for talent.
Finally, the Board believes it is worth mentioning that the stockholders considered a substantially identical proposal from the proponent at the 2013 annual meeting, and holders of more than 67.2% of the votes cast voted against the proposal.
The Board unanimously recommends that stockholders vote “AGAINST” this stockholder proposal. Proxies received by the Board will be voted “AGAINST” the proposal unless a contrary choice is specified in the proxy.

PROPOSAL 7—SHAREHOLDER PROPOSAL REGARDING INTERNAL PAY EQUITY RATIOS AND A CAP ON EXECUTIVE COMPENSATION
We have been advised that Paul Wilcox, 1030 SW 17th Way, Troutdale, OR 97060, beneficial owner of no less than 185 shares of common stock, intends to present the following proposal for consideration at the annual meeting. The proponent's resolution and supporting statement are quoted verbatim below. We are not responsible for the content of the proponent's proposal or supporting statement.
Proponent’s Proposal and Supporting Statement
Limitations on Executive Compensation
Resolved: Shareholders make the following two related requests of the UNFI Executive Compensation Committee 1. Determine and report the CEO to employee pay ratio as required by The Dodd-Frank Wall Street Reform and Consumer Protection Act, Section 953(b) 2. Address the issue of internal equity as reflected in that ratio, and establish a cap on executive compensation if deemed appropriate.
The AFL-CIO has provided an unofficial estimate of the UNFI CEO to employee pay ratio on their website Executive Paywatch (http://www.aflcio.org/Corporate-Watch/CEO-Pay-and-You). They report a UNFI 2012 CEO to employee ratio of 136 to 1. Using this figure as an approximation, a discussion is warranted on the issue of internal equity.
As an example and model of a company that considers internal equity an important metric, the Compensation Committee needs to look no further than UNFI's largest customer, Whole Foods Market. Since its founding, Whole Foods Market has capped executive compensation as a multiple of worker pay. The current ratio is 19 to 1. Interestingly, management consultant and author Peter Drucker has recommended a figure no higher than 20 to 1 "if managers don't want resentment and falling morale to hit their companies"...John Mackey, WFM Co-CEO, has stated "...Whole Foods has never lost to a competitor a top executive that we wanted to keep since the company began more than 30 years ago". A perceived lack of internal equity may have been a factor in the 2012-2013 winter strike at the Auburn, WA distribution center, the first such action in the history of UNFI.
Another area in which WFM differs from UNFI is in the use of "benchmarking" in the determination of executive compensation. A potential result of benchmarking is the Lake Wobegon effect, wherein every CEO is deemed "above average". WFM does not benchmark per se, and more bluntly states "benchmarking has been a factor in the exponential growth in executive compensation that is common at other companies".
One final aspect of WFM's compensation philosophy worthy of emulation is that all NEOs are compensated equally, which fosters an attitude of teamwork, rather than over-reliance on a single out-performing individual.
A "YES" vote will ensure that this critical issue is addressed. A more equitable and egalitarian approach to compensation should serve to enhance morale and performance among those who do the actual work of distribution.
The Company’s Statement in Opposition to Proposal 7
The Board and the Compensation Committee have carefully considered the proposal submitted by Paul Wilcox and believe that its adoption is not in the best interests of the Company or its stockholders. For the reasons discussed below, the Board opposes this stockholder proposal and unanimously recommends that stockholders vote “AGAINST” the stockholder proposal.
The Proposal Appears to Require Disclosure of the Requested Pay Ratio Prior to the Effective Date of the Proposed Rules. Mr. Wilcox’s proposal requests, among other things, that we determine and report the ratio of our chief executive officer’s pay to that of our employees as required by Section 953 of The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). While Mr. Wilcox’s proposal is unclear as to the timing with which he would expect us to provide the requested disclosure, we believe it’s possible that he seeks to have us begin to provide the disclosure before we are required to do so by the SEC. The SEC has proposed rules, which are not yet finalized, that seek to implement the internal pay ratio disclosure requirements of the Dodd-Frank Act. These rules, as currently proposed, require that public companies, like us, disclose the median of the annual total compensation of all employees, other than the chief executive officer; (2) the annual total compensation of the principal executive officer; and (3) the ratio of the median employee’s annual total compensation to the principal executive officer’s annual total compensation. Since these rules are not yet effective we don’t yet know the specific components of how the ratio that will be required to comply with the rules will be calculated. We will fully comply with the SEC’s final rules when adopted and effective as to us, but we believe to do so prematurely and without a final agreed upon calculation methodology is not in our or our stockholders’ best interests.

Because as of the date of this Proxy Statement the SEC’s rules are not yet final, we do not believe that it is possible to comply with Mr. Wilcox’s request as the ratio that he desires for us to report is not yet calculable. Even if the SEC’s rules are finalized prior to the date of the Annual Meeting, the proposed rules provide for a lengthy phase-in period to permit companies, like us, to carefully consider the final rules and their requirements before disclosure is required. Moreover, we believe disclosure of a ratio of our own calculation is premature and that it could be competitively harmful to us if we were to disclose such a ratio before the SEC’s final rules are adopted and effective as to us. For instance, if we were to disclose a ratio now that is based on a different calculation methodology from the methodology required by the final rules, our ratio may not be comparable to that of other businesses with whom we compete for employees and we may lose key employees as a result of the premature disclosure of this different ratio.
The Proposal Itself Makes Reference to a Calculation Methodology Different From That Required by the SEC’s Proposed Rules. We believe that Mr. Wilcox’s proposal itself is evidence of the uncertainty surrounding the manner in which the internal pay ratio he seeks to require us to disclose should be calculated. The ratio Mr. Wilcox cites in his proposal states that our chief executive officer-to-worker pay ratio is 136-to-1 as reported by the AFL-CIO’s “Executive Paywatch” website (http://www.aflcio.org/Corporate-Watch/CEO-Pay-and-You). The ratio reported by the AFL-CIO includes the total compensation paid to Mr. Spinner as reported in the summary compensation table of our definitive proxy statement for last year’s annual meeting of stockholders in comparison to an average workers’ pay according to Bureau of Labor Statistics data for production and non-supervisory workers - not our median employee as the SEC’s proposed rules implementing Section 953 of the Dodd-Frank Act require. In the case of Mr. Spinner, the AFL-CIO’s ratio utilizes Mr. Spinner’s total compensation, which includes cash compensation, including performance-based cash compensation, the grant date fair value of equity awards (including performance-based equity awards for which the performance criteria may not be achieved and which in such case, as described below, would be forfeited by Mr. Spinner), certain earnings on deferred compensation, and all other compensation reportable in the summary compensation tables of our proxy statements. We believe that the Bureau of Labor Statistics data to which the AFL-CIO’s ratio compares Mr. Spinner’s total compensation includes solely cash wages of an average production and non-supervisory worker and does not include incentive compensation, the value of benefits provided by the employer, the value of equity-based awards to the employee or any other compensation that would be required to be disclosed as “total compensation” under Item 402 of Regulation S-K as would be the case under the SEC’s proposed rules.
We Have Considered Internal Pay Ratios Among our Senior Executive Officers in the Past. Mr. Wilcox’s proposal requests that the Compensation Committee address the issue of internal equity reflected in the pay ratio required to be reported under the Dodd-Frank Act. We believe a more appropriate consideration of internal pay equity as it relates to our chief executive officer’s compensation is to view that compensation in relation to the compensation of our other senior executive officers. The Compensation Committee has considered Mr. Spinner’s total compensation in comparison to that of our other senior executive officers in the past and evaluated this internal ratio to similar ratios of other companies in the comparator group we describe above in the Compensation Discussion & Analysis. The Compensation Committee believes that the ratio of Mr. Spinner’s total compensation to that of our other senior executive officers is in line with other companies within the comparator group and appropriate for our company in light of the many factors the Compensation Committee evaluates when setting our senior executive officer’s compensation.
We do not Believe an Arbitrary Cap on Our Executive Compensation is Consistent with Our Pay-For-Performance Compensation Philosophy. Mr. Wilcox’s proposal also seeks the Compensation Committee’s consideration of a cap on executive compensation. Rather than focusing on particular ratios and caps, the Board and the Compensation Committee believe it is appropriate, and in our stockholders’ best interests, to continue to focus on a pay-for- performance compensation philosophy as we seek to maintain a culture and a compensation program that rewards our senior executives with increased levels of compensation when performance and attendant stockholder value creation is higher. Furthermore, the Compensation Committee believes that a cap on executive compensation would be inconsistent with the pay practices and philosophies of many of the companies with whom we compete for talent, and as a result would be detrimental to our ability to hire, retain and promote qualified leaders within our organization.
The Compensation Committee in each of the last three fiscal years has sought to weight Mr. Spinner’s cash compensation at target levels of performance at approximately 19% of his total compensation for guaranteed base salary and approximately 14% of his total compensation for performance-based cash incentive compensation. Moreover, a significant portion of Mr. Spinner’s total compensation consists of performance-based restricted shares and stock units as well as stock options (which are inherently performance-based as they have no value if our stock price does not appreciate over the exercise price during the vesting and exercise periods). In fiscal 2014 and fiscal 2013, 64% and 65%, respectively, of Mr. Spinner’s total compensation as reported in the summary compensation tables of the applicable proxy statements consisted of the grant date fair value for these performance-based equity awards at assumed target levels of performance. Like Mr. Spinner, our other named executive officers’ total compensation is also weighted more heavily to performance-based compensation.

Our performance-based compensation is largely tied to our performance within certain key operating metrics where the performance targets are set taking into consideration historical levels of performance, expectations regarding the competitive environment and consideration of company-specific initiatives. We believe our executive officers should be encouraged to contribute to results that show improvement over prior years taking into account the unique circumstances of each fiscal year and the impact of key strategic initiatives on our results. Moreover, stretch-level payouts under our performance-based awards reflect results that exceed our internal projections and are designed to reward our executives officers when our performance, and attendant stockholder value creation, is better than targeted.
We believe this pay-for-performance philosophy has successfully motivated our senior executive officers to deliver outstanding results on behalf of our stockholders. For instance, since our current management team took office with the appointment of Mr. Spinner as our chief executive officer on September 16, 2008, net sales have increased from approximately $3.4 billion for our fiscal year ended August 2, 2008 to approximately $6.8 billion for our most recently completed fiscal year - a compound annual growth rate of 12.25%. Between those same periods, our net income has increased from approximately $48.5 million to approximately $125.5 million and our net income per diluted share has increased from $1.13 to $2.52, compound annual growth rates of 17.17% and 14.30%, respectively. From September 15, 2008 to October 22, 2014, our stock price has increased almost 176%, from $23.27 per share to $64.12 per share.
We believe our pay-for-performance philosophy can also be seen in years when our performance is not up to our high expectations. For instance, we believe a clear example of this can be seen in the two-year long term incentive plan award Mr. Spinner and our other named executive officers received in September 2012 that was tied to our performance over a two-year period ended August 2, 2014. As described above, because our return on invested capital was lower than the threshold level for payout, none of our named executive officers vested in any of the two-year performance-based restricted stock units awarded to the officers in September 2012, despite record levels of net income and earnings per diluted share in fiscal 2014. See “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Long-Term Equity-Based Incentive Program - Performance Based Vesting Restricted Stock Units” on page 30 above. Moreover, because of the fluctuations in our stock price, at certain times over the last six months the options that we granted to our named executive officers in September 2012 and September 2013 had exercise prices that were lower than the trading price of our common stock. Despite the fact that our named executive officers did not vest in the performance-based vesting restricted stock units and that the options granted to our named executive officers may not have value after they have vested, the grant date fair value associated with those awards is nevertheless reflected in the total compensation paid to our named executive officers for the fiscal year in which those awards were granted.
For the reasons described above, we believe a hard cap on executive compensation (particularly equity-based compensation) is counter-productive and inconsistent with a pay-for-performance philosophy.
Our Stockholders Have Supported our Pay-for-Performance Philosophy in the Past. We believe our stockholders generally support our pay-for-performance executive compensation philosophy as our executive compensation pay practices have received the support of over 91% of the votes cast on each of the “say-on-pay” votes we have held since the SEC mandated such votes. Although not required to hold this vote annually, the Board believed it was appropriate to do so and in our stockholders’ best interests. Accordingly, our stockholders are asked to vote on our executive compensation program annually, and at our last annual meeting, stockholder support for our executive compensation program exceeded 96% of the votes cast.
Mr. Wilcox’s Supporting Statement Contains Factual Inaccuracies. Along with the misleading AFL-CIO ratio discussed above, Mr. Wilcox’s supporting statement includes other factually inaccurate statements that we believe are misleading. The supporting statement states that Whole Foods Market (“Whole Foods”) has capped “executive compensation” as a multiple of worker pay at 19-to-1. According to Whole Foods’s most recent proxy statement, this statement is untrue as Whole Foods has only capped “cash” compensation of its executive officers as a multiple of worker pay at 19-to-1, not “total executive compensation”, which is the underlying data used in the AFL-CIO ratio cited in Mr. Wilcox’s supporting statement. We believe the supporting statement’s attempt to compare the AFL-CIO’s ratio for our company to the ratio of only cash compensation for Whole Foods is misleading. Moreover, the supporting statement contends that all of Whole Foods’s named executive officers are “compensated equally”. This statement, too, is false. According to the summary compensation table of Whole Foods’s most recent proxy statement not one of Whole Foods’s named executive officers’ total compensation was equal to another named executive officer’s total compensation. The reported total compensation for two named executive officers was approximately $3.2 million, while four named executive officers’ reported total compensation was approximately $1.2 million. In fact, it is only base salary that is the same for each of Whole Foods’s named executive officers other than its co-CEO, whose base salary was $1.00 in the most recent fiscal year. Not only do we believe that certain of Mr. Wilcox’s statements regarding Whole Foods’s compensation are inaccurate, we believe that to compare our compensation solely to that of a retailer is inappropriate. While the Compensation Committee has in certain years looked to the compensation practices of Whole Foods in making decisions regarding our executive officers’ compensation, it has done so with Whole Foods being one component of a larger peer group, not as the sole comparator. Finally, Mr. Wilcox’s supporting statement indicates that “a perceived lack of internal equity may have been a factor in the 2012-2013 winter strike at [our] Auburn, Washington facility.” This statement is pure conjecture. Mr. Wilcox is not a current employee of ours, and we are not aware of any efforts undertaken by Mr. Wilcox to survey our employees regarding a perceived lack of internal equity.
The Board unanimously recommends that stockholders vote “AGAINST” this stockholder proposal. Proxies received by the Board will be voted “AGAINST” the proposal unless a contrary choice is specified in the proxy.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock ("Reporting Persons") to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. To the Company's knowledge, based solely on review of copies of such reports furnished to the Company during the fiscal year ended August 2, 2014, all Section 16(a) filing requirements applicable to the Reporting Persons were complied with, except that Steven L. Spinner inadvertently was late filing a report on Form 4 for the retention of the Company of shares to satisfy certain tax withholding obligations associated with the vesting of restricted stock units that occurred on September 10, 2013; Gail A. Graham inadvertently was late filing a report on Form 4 for the gift of shares transferred as donations to several non-profit organizations that occurred on December 30, 2010.
Stockholder Proposals for the 2015 Annual Meeting of Stockholders
Any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2015 Annual Meeting of Stockholders must be submitted to our corporate secretary, Joseph J. Traficanti, at 313 Iron Horse Way, Providence, Rhode Island 02908, no later than the close of business on July , 2015. We strongly encourage stockholders interested in submitting a proposal to contact legal counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement.
Our bylaws establish an advance notice procedure with regard to stockholder proposals and director nominations. If a stockholder wishes to present a proposal before the 2015 Annual Meeting of Stockholders, but does not wish to have the proposal considered for inclusion in our proxy statement, such stockholder must give written notice to our corporate secretary at the address noted above. Our corporate secretary must receive such notice not less than 60 days nor more than 90 days prior to the 2015 Annual Meeting of Stockholders, provided that in the event that less than 70 days' notice or prior public disclosure of the date of the 2015 Annual Meeting of Stockholders is given or made, notice by the stockholder must be received not later than the close of business on the 10th day following the date on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever occurs first. The stockholder's submission must include certain specified information concerning the proposal and the stockholder, including such stockholder's ownership of our common stock. As we will not entertain any proposals at the annual meeting that do not meet these requirements, we strongly encourage stockholders to seek advice from legal counsel before submitting a proposal.
THE BOARD HOPES THAT STOCKHOLDERS WILL ATTEND THE ANNUAL MEETING IN PERSON OR ON THE INTERNET THROUGH A VIRTUAL WEB CONFERENCE. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE VIA THE INTERNET, BY TELEPHONE, OR BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. STOCKHOLDERS OF RECORD, OR BENEFICIAL STOCKHOLDERS NAMED AS PROXIES BY THEIR STOCKHOLDERS OF RECORD, WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND CAST THEIR VOTES DURING THE MEETING OR ELECTRONICALLY OVER THE INTERNET THROUGH THE VIRTUAL ANNUAL MEETING.

By Order of the Board of Directors,
Michael S. Funk,
Chair of the Board
November , 2014

APPENDIX A

PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNITED NATURAL FOODS, INC.

Additions are reflected with underlined text and deletions are reflected with text that has been struck through.
6. Removal. Any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause. The removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least ~~two-thirds~~a majority of the shares of the capital stock of the Corporation issued and outstanding and entitled to vote.
~~10. Amendments to Article. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article ELEVENTH.~~
TWELFTH. Stockholders of the Corporation may not take any action by written consent in lieu of a meeting. ~~Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article TWELFTH.~~
THIRTEENTH. Special meetings of stockholders may be called at any time by only the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. ~~Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article THIRTEENTH.~~
NOTE:    IF PROPOSAL 4 AND PROPOSAL 5 ARE EACH APPROVED BY THE REQUISITE VOTE OF THE STOCKHOLDERS, ARTICLE THIRTEENTH WILL BE AMENDED AS FOLLOWS WITH ADDITIONS REFLECTED WITH UNDERLINED TEXT AND DELETIONS REFLECTED WITH TEXT THAT HAS BEEN STRUCK THROUGH:
THIRTEENTH. Special meetings of stockholders may be called at any time by ~~only~~ the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Board of Directors and, subject to the provisions of the Corporation’s By-Laws, a special meeting of the stockholders shall be called by the Secretary of the Corporation upon written request of the holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of Common Stock entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in the Corporation’s By-Laws Subject to the rights of the holders of any shares of Preferred Stock issued and outstanding at such time, special meetings of stockholders may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. ~~Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser~~

~~percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article THIRTEENTH.~~

PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED BYLAWS
OF
UNITED NATURAL FOODS, INC.

Additions are reflected with underlined text and deletions are reflected with text that has been struck through.
SECTION 2.15. Removal. Any director serving in a class of directors elected for a term expiring at the third annual meeting of stockholders following the election of such class shall be removable only for cause, and all other directors shall be removable either with or without cause. The removal of any director, whether with or without cause, shall require the affirmative vote of the holders of at least ~~two-thirds~~a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote.
SECTION 7.2. By the Stockholders. ~~Except as otherwise provided in Section 7.3,~~ These Bylaws may be altered, amended or repealed or new bylaws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any regular or special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such regular or special meeting.

~~SECTION 7.3. Certain Provisions. Notwithstanding any other provision of law, the Certificate of Incorporation or these Bylaws, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least sixty-seven percent (67%) of the shares of the capital stock of the corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with Section 1.3, Section 1.10, Section 1.11, Section 1.12, Section 1.13, Article II or Article VII of these Bylaws.~~

APPENDIX B

PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
UNITED NATURAL FOODS, INC.

Additions are reflected with underlined text and deletions are reflected with text that has been struck through.
THIRTEENTH. Special meetings of stockholders may be called at any time by ~~only~~ the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Board of Directors and, subject to the provisions of the Corporation’s By-Laws, a special meeting of the stockholders shall be called by the Secretary of the Corporation upon written request of the holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of Common Stock entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in the Corporation’s By-Laws Subject to the rights of the holders of any shares of Preferred Stock issued and outstanding at such time, special meetings of stockholders may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article THIRTEENTH.
NOTE: IF PROPOSAL 4 AND PROPOSAL 5 ARE EACH APPROVED BY THE REQUISITE VOTE OF THE STOCKHOLDERS, ARTICLE THIRTEENTH WILL BE AMENDED AS FOLLOWS WITH ADDITIONS REFLECTED WITH UNDERLINED TEXT AND DELETIONS REFLECTED WITH TEXT THAT HAS BEEN STRUCK THROUGH:
THIRTEENTH. Special meetings of stockholders may be called at any time by ~~only~~ the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or the Board of Directors and, subject to the provisions of the Corporation’s By-Laws, a special meeting of the stockholders shall be called by the Secretary of the Corporation upon written request of the holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of Common Stock entitled to vote at such meeting, such voting power to be calculated and determined in the manner specified, and with any limitations as may be set forth, in the Corporation’s By-Laws Subject to the rights of the holders of any shares of Preferred Stock issued and outstanding at such time, special meetings of stockholders may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. ~~Notwithstanding any other provisions of law, this Amended and Restated Certificate of Incorporation or the By-Laws of the Corporation, and notwithstanding the fact that a lesser percentage may be specified by law, the affirmative vote of the holders of at least two-thirds of the shares of capital stock of the Corporation issued and outstanding and entitled to vote shall be required to amend or repeal, or to adopt any provision inconsistent with, this Article THIRTEENTH.~~

PROPOSED AMENDMENTS TO THE AMENDED AND RESTATED BYLAWS
OF
UNITED NATURAL FOODS, INC.

Additions are reflected with underlined text and deletions are reflected with text that has been struck through.
SECTION 1.3. Special Meetings.

(a)
Special meetings of stockholders may be called at any time by the Chair of the Board of Directors, the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) or the Board of Directors, and, subject to the requirements of this Section 1.3 and such other sections of these Bylaws as are applicable, a special meeting of the stockholders shall be called by the Secretary of the corporation upon written request to the Secretary of the corporation (each such request, a “Special Meeting Request” and such meeting a “Stockholder Requested Special Meeting”) of the holders of record of at least twenty-five percent (25%) of the voting power of all outstanding shares of common stock of the corporation (the “Common Stock”) entitled to vote at such meeting, which shares are determined to be “Net Long Shares” (as defined below) (the “Requisite Percentage”), who have held such shares continuously for at least one year prior to the date such Special Meeting Request is delivered to the Secretary of the corporation (such period, the “One-Year Period”) and who have complied in full with the requirements set forth in these Bylaws. A special meeting of stockholders may be held at such date, time and place, if any, within or without the State of Delaware as may be designated by the Board of Directors; provided, however, that the date of any Stockholder Requested Special Meeting shall be not more than 90 days after a Special Meeting Request(s) satisfying the requirements set forth in these Bylaws and representing the Requisite Percentage is received by the Secretary of the corporation. Business transacted at any special meeting of stockholders, including any Stockholder Requested Special Meeting, shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

For purposes of determining the Requisite Percentage, “Net Long Shares” shall mean those shares of Common Stock as to which the stockholder(s) of record making the Special Meeting Request or beneficial owner(s), if any, on whose behalf the Special Meeting Request is being made (each such record owner and beneficial owner, a “Requesting Stockholder”) possesses (x) the sole power to vote or direct the voting, (y) the sole economic incidents of ownership (including the sole right to profits and the sole risk of loss), and (z) the sole power to dispose of or direct the disposition. The number of shares calculated in accordance with clauses (x), (y) and (z) shall not include any shares (1) sold by such stockholder in any transaction that has not been settled or closed, (2) borrowed by such stockholder for any purposes or purchased by such stockholder pursuant to an agreement to resell or (3) subject to any option, warrant, derivative or other agreement or understanding, whether any such arrangement is to be settled with shares of Common Stock or with cash based on the notional amount of shares subject thereto, in any such case which has, or is intended to have, the purpose or effect of (A) reducing in any manner, to any extent or at any time in the future, such stockholder’s rights to vote or direct the voting and full rights to dispose or direct the disposition of any of such shares or (B) offsetting to any degree gain or loss arising from the sole economic ownership of such shares by such stockholder. Whether shares of Common Stock constitute “Net Long Shares” shall be decided by the Board of Directors in its reasonable determination.

(b)
To be in proper form and valid, a Special Meeting Request must be signed by the holders of the Requisite Percentage (or their duly authorized agents), be delivered to the Secretary of the corporation at the corporation’s principal executive offices by registered mail, return receipt requested or by nationally recognized private overnight courier service and shall (A) set forth a statement of the specific purpose or purposes of the meeting and the matters proposed to be acted on at such special meeting (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (B) bear the date of signature of each stockholder (or duly authorized agent) signing the request, (C) set forth (w) the name and address, as they appear in the corporation’s books, of each stockholder signing such request (or on whose behalf the request is signed), (x) the number of Net Long Shares held by such stockholder, (y) include documentary evidence that the stockholders held the Requisite Percentage as of the Request Date and that such shares have been held continuously for the One-Year Period, provided that if any of the stockholders are not the beneficial owners of the shares representing the Requisite Percentage, then to be valid, the request must also include documentary evidence (or, if not simultaneously provided with the request, such documentary evidence must be delivered to the Secretary of the corporation within ten (10) days after the Request Date) that the beneficial owners on whose behalf the request is made held, together with any requesting stockholders who are beneficial owners, the Requisite Percentage as of the Request Date and continuously for the One-Year Period and (z) a certification from the stockholder submitting the request that the stockholders signing the request in the aggregate satisfy the Requisite Percentage, (D) describe any material interest of each such stockholder in the specific purpose or purposes of the meeting, (E) contain any other information that would be required to be provided by a stockholder seeking to nominate directors or bring an item of business before an annual meeting of stockholders pursuant to Section 1.10 and Section 1.11, respectively, of these Bylaws, (F) include an acknowledgment by each stockholder and any duly authorized agent that any reduction in Net Long Shares owned by such stockholder as of the date of delivery of the Special Meeting Request and prior to the record date for the proposed Stockholder Requested Special Meeting shall constitute a revocation of such request to the extent of such reduction, and (G) include an agreement by each stockholder and any duly authorized agent to notify the corporation promptly in the event of any decrease in Net Long Shares held by such stockholder following the delivery of the Special Meeting Request and prior to the Stockholder Requested Special Meeting. In addition, the stockholder and any duly authorized agent shall promptly provide any other information reasonably requested by the corporation.

Each Requesting Stockholder is required to update and supplement the Special Meeting Request delivered by or on its behalf pursuant to this Section 1.3(b), if necessary, so that the information provided in such Special Meeting Request or required to be provided in such Special Meeting Request by (i) Section 1.10 of these Bylaws as to any nominations proposed to be presented at the Stockholder Requested Special Meeting and as to the stockholder(s) proposing such nominations and/or (ii) Section 1.11 of these Bylaws as to the business proposed to be conducted at the Stockholder Requested Special Meeting and as to the stockholder(s) proposing such business shall be true and correct as of the record date for determining the stockholders entitled to receive notice of the Stockholder Requested Special Meeting, and such update and supplement shall be received by the Secretary of the corporation at the principal executive offices of the corporation not later than five (5) business days after the record date for determining the stockholders entitled to receive notice of such Stockholder Requested Special Meeting. The Requesting Stockholder(s) also shall certify to the corporation in writing on the day prior to the Stockholder Requested Special Meeting as to whether the Requesting Stockholder(s) continues to satisfy the Requisite Percentage.

(c)
In determining whether a special meeting of stockholders has been requested by the record holders of shares representing in the aggregate at least the Requisite Percentage who have held such shares continuously for the One-Year Period, multiple Special Meeting Requests delivered to the Secretary of the corporation will be considered together only if (i) each Special Meeting Request identifies substantially the same purpose or purposes of the special meeting and substantially the same matters proposed to be acted on at the special meeting, in each case as determined by the Board of Directors (which, if such purpose is the nominating of a person or persons for election to the Board of Directors, will mean that the exact same person or persons are nominated in each relevant Special Meeting Request), and (ii) such Special Meeting Requests have been dated and delivered to the Secretary of the corporation within sixty (60) days of the earliest dated Special Meeting Request. A stockholder may revoke a Special Meeting Request at any time by written revocation delivered to the Secretary of the corporation. If, following such revocation, there are unrevoked requests from stockholders representing in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the special meeting.

(d)	At any Stockholder Requested Special Meeting, the business transacted shall be limited to the purpose(s) stated in the Special Meeting Request; provided, however, that the Board of Directors shall have the authority in its discretion to submit additional matters to the stockholders and to cause other business to be transacted. Notwithstanding the foregoing provisions of this Section 1.3, a Stockholder Requested Special Meeting shall not be held if (i) the Special Meeting Request does not comply with these Bylaws, (ii) the business specified in the Special Meeting Request is not a proper subject for stockholder action under applicable law, (iii) the Board of Directors has called or calls for an annual or special meeting of stockholders to be held within ninety (90) days after the Secretary of the corporation receives the Special Meeting Request and the Board of Directors determines that the business of such meeting includes (among any other matters properly brought before the annual or special meeting) the business specified in the Special Meeting Request, (iv) the Special Meeting Request is received by the Secretary of the corporation during the period commencing 90 days prior to the anniversary date of the prior year’s annual meeting of stockholders and ending on the date of the final adjournment of the next annual meeting of stockholders, (v) an identical or substantially similar item (a “Similar Item”) was presented at any meeting of stockholders held within ninety (90) days prior to receipt by the Secretary of the corporation of the Special Meeting Request (and, for purposes of this clause (v), the nomination, election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the nomination, election or removal of directors, the changing of the size of the Board of Directors and the filling of vacancies and/or newly created directorships), or (vi) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended, or other applicable law.

(e)
Except to the extent previously determined by the Board of Directors in connection with a Special Meeting Request, the chairperson of the Stockholder Requested Special Meeting shall determine at such meeting whether any proposed business or other matter to be transacted by the stockholders has not been properly brought before the special meeting and, if he or she should so determine, the chairperson shall declare that such proposed business or other matter was not properly brought before the meeting and such business or other matter shall not be presented for stockholder action at the meeting. In addition, notwithstanding the foregoing provisions of this Section 1.3, unless otherwise required by law, if the Requesting Stockholder(s) (or a qualified representative of the stockholder) does not appear at the Stockholder Requested Special Meeting to present a nomination or other proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation.

UNITED NATURAL FOODS, INC.
313 IRON HORSE WAY
PROVIDENCE, RI 02908
ATTN: MARK SHAMBER

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 7:00 P.M. Eastern Time the day before the Meeting date. Have your Notice of Proxy Availability or proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/unfi2014**

You may attend the Meeting on December 17, 2014 on the Internet at the website above and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 7:00 P.M. Eastern Time the day before the Meeting date. Have your Notice of Proxy of Availability or proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

You can vote by mail by requesting a paper copy of the materials, which will include a proxy card. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M79031-P56393 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNITED NATURAL FOODS, INC.

The Board of Directors recommends you vote FOR the following:

	For	Against	Abstain
1. Election of five nominees as directors to serve until the 2015 annual meeting of stockholders.			
1a. Ann Torre Bates	☐	☐	☐
1b. Michael S. Funk	☐	☐	☐
1c. Gail A. Graham	☐	☐	☐
1d. James P. Heffernan	☐	☐	☐
1e. Steven L. Spinner	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3, 4 and 5:

The Board of Directors recommends you vote AGAINST proposals 6 and 7:

Please sign exactly as your name(s) appear(s) hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and the 2014 Annual Report to Stockholders, which contains our Annual Report on Form 10-K, are available at www.proxyvote.com.

M79032-P56393

UNITED NATURAL FOODS, INC.
Annual Meeting of Stockholders
December 17, 2014 1:00 PM PST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) each of Steven L. Spinner and Mark E. Shamber as proxies, each with the power to appoint his substitute, and hereby authorize(s) Steven L. Spinner and Mark E. Shamber to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of UNITED NATURAL FOODS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, December 17, 2014 at 1:00 PM pacific standard time (4:00 PM eastern standard time) at the Hyatt Regency Sacramento, 1209 L Street, Sacramento, CA 95814, and any adjournments and postponements of the annual meeting, and on the Internet through a virtual web conference at www.virtualshareholdermeeting.com/unfi2014.

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, FOR EACH OF PROPOSALS 2, 3, 4 AND 5, AGAINST PROPOSALS 6 AND 7, AND IN ACCORDANCE WITH THE JUDGEMENT OF THE PERSONS NAMED AS PROXIES HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

Continued and to be marked, signed and dated on reverse side